UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
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AutoNation, Inc.
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AutoNation, Inc.
AutoNation Headquarters
200 SW 1st Ave
Fort Lauderdale, FL 33301
NOTICE OF THE 2013 ANNUAL MEETING OF STOCKHOLDERS
To Stockholders of AutoNation, Inc.:
The 2013 Annual Meeting of Stockholders of AutoNation, Inc. will be held at the Four Seasons Hotel Atlanta, located at 75 14th Street NE, Atlanta, Georgia 30309, on Wednesday, May 8, 2013, at 8:00 a.m. Eastern Time for the following purposes as more fully described in the proxy statement:

(1)	To elect the ten director nominees named in the proxy statement, each for a term expiring at the next Annual Meeting of Stockholders or until their successors are duly elected and qualified;

(2)	To ratify the selection of KPMG LLP as our independent registered public accounting firm for 2013;

(3)	To consider three stockholder proposals, if properly presented at the Annual Meeting; and

(4)	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.
Only stockholders of record as of 5:00 p.m. Eastern Time on March 14, 2013, the record date, are entitled to receive notice of the Annual Meeting and to vote at the Annual Meeting or any adjournments or postponements of the Annual Meeting.
We cordially invite you to attend the Annual Meeting in person. Even if you plan to attend the Annual Meeting, we ask that you please cast your vote as soon as possible. You may revoke your proxy and reclaim your right to vote at any time prior to its use. The proxy statement includes information on what you will need to attend the Annual Meeting.
By Order of the Board of Directors,
Jonathan P. Ferrando
Executive Vice President,
General Counsel and Secretary
March 26, 2013

INTERNET AVAILABILITY OF PROXY MATERIALS
In accordance with the rules of the Securities and Exchange Commission (“SEC”), we are furnishing our proxy materials, including this proxy statement and our annual report, to our stockholders primarily via the Internet. On March 26, 2013, we began mailing to most of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) that contains instructions on how to access our proxy materials on the Internet. The Notice also contains instructions on how to vote via the Internet or by telephone. Other stockholders, in accordance with their prior requests, received an email with instructions on how to access our proxy materials and vote via the Internet, or have been mailed paper copies of our proxy materials and a proxy card or voting form. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by email by following the instructions contained in the Notice.

Important Notice Regarding the Availability of Proxy Materials
for the Stockholder Meeting to be Held on May 8, 2013

Our 2012 Annual Report and this proxy statement are available at www.edocumentview.com/an.

i

AUTONATION, INC.
AutoNation Headquarters
200 SW 1st Ave
Fort Lauderdale, FL 33301

PROXY STATEMENT
This Proxy Statement contains information relating to the solicitation of proxies by the Board of Directors (the “Board”) of AutoNation, Inc. (“AutoNation” or the “Company”) for use at our 2013 Annual Meeting of Stockholders or any adjournment or postponement thereof. Our Annual Meeting will be held at the Four Seasons Hotel Atlanta, located at 75 14th Street NE, Atlanta, Georgia 30309, on Wednesday, May 8, 2013, at 8:00 a.m. Eastern Time.
Only stockholders of record as of 5:00 p.m. Eastern Time on March 14, 2013 (the “record date”) are entitled to receive notice of the Annual Meeting and to vote at the Annual Meeting or any adjournments or postponements of the Annual Meeting. As of the record date, there were 121,312,586 shares of AutoNation common stock issued and outstanding and entitled to vote at the Annual Meeting. We made copies of this proxy statement available to our stockholders beginning on March 26, 2013.
INFORMATION ABOUT THE ANNUAL MEETING
Agenda

•	To elect the ten director nominees named in this proxy statement, each for a term expiring at the next Annual Meeting of Stockholders or until their successors are duly elected and qualified

•	To ratify the selection of KPMG LLP as our independent registered public accounting firm for 2013

•	To consider three stockholder proposals, if properly presented at the Annual Meeting

•	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting
Vote Recommendations

Proposal	Matter	Board Vote Recommendation
1	Election of Directors	FOR EACH NOMINEE
2	Ratification of the Selection of KPMG LLP as Independent Auditor for 2013	FOR
3	Stockholder Proposal Regarding Special Meetings	AGAINST
4	Stockholder Proposal Regarding Equity Awards	AGAINST
5	Stockholder Proposal Regarding Political Contributions	AGAINST
Voting Matters
Quorum. The holders of at least 60,656,294 shares (a majority of shares outstanding on the record date) must be present in person or represented by proxy to conduct business at the Annual Meeting. Both abstentions and broker non-votes will be counted for the purpose of determining the presence of a quorum.
Voting by Stockholders of Record. If you are a stockholder of record (your shares are registered directly in your name with our transfer agent), you may vote by proxy via the Internet by following the instructions provided in the Notice of Internet Availability of Proxy Materials. If you receive printed copies of the proxy materials by mail, you may also vote by proxy via the Internet, by telephone, or by mail by following the instructions provided on the proxy card.

Stockholders of record who attend the Annual Meeting may vote in person by obtaining a ballot from the inspector of elections.
Voting by Beneficial Owners. If you are a beneficial owner of shares (your shares are held in the name of a brokerage firm, bank, or other nominee), you may vote by proxy by following the instructions provided in the Notice of Internet Availability of Proxy Materials, vote instruction form, or other materials provided to you by the brokerage firm, bank, or other nominee that holds your shares. If you do not provide specific voting instructions to the nominee that holds your shares, such nominee will have the authority to vote your shares only with respect to the ratification of the selection of KPMG LLP as our independent registered accounting firm (such proposal is considered a “routine” matter under NYSE rules), and your shares will not be voted and will be considered “broker non-votes” with respect to the other proposals (such proposals are considered “non-routine” matters under NYSE rules). To vote in person at the Annual Meeting, you must obtain a legal proxy from the brokerage firm, bank, or other nominee that holds your shares.
Changing Your Vote. You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. You may vote again on a later date via the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the meeting will be counted), by signing and returning a new proxy card with a later date, or by attending the Annual Meeting and voting in person. Your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the Annual Meeting or specifically request in writing that your prior proxy be revoked.
Votes Required to Adopt Proposals. Each share of our common stock outstanding on the record date is entitled to one vote on each of the ten director nominees and one vote on each other matter. To be elected, directors must receive a majority of the votes cast (the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee). Approval of each of the other matters on the agenda requires the affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on the proposal.
Effect of Abstentions and Broker Non-Votes. For the election of directors, broker non-votes (shares held by brokers that do not have discretionary authority to vote on a proposal and have not received voting instructions from their clients) and abstentions will not be counted as having been voted. For Proposals 2, 3, 4, and 5, abstentions will be counted as having been voted and will have the same effect as negative votes. For Proposals 3, 4, and 5, broker non-votes will not be counted as having been voted. Brokers will have discretionary authority to vote on Proposal 2 since it is considered a routine matter under NYSE rules. Since they are not counted as “for” votes, broker non-votes could prevent the election of our directors and/or approval of Proposals 3, 4, and 5, so we urge you to provide voting instructions.
Voting Instructions. If you complete and submit a proxy with voting instructions, the persons named as proxies will follow your instructions. If you are a stockholder of record and submit a proxy without voting instructions, or if your instructions are unclear, the persons named as proxies will vote as the Board recommends on each proposal. With respect to any other matters properly presented at the Annual Meeting, the persons named as proxies will vote as recommended by our Board of Directors, or if no recommendation is given, in their own discretion. If you hold shares through the AutoNation 401(k) Plan and you do not provide clear voting instructions, Wells Fargo Bank, N.A., as Trustee for the 401(k) Plan, will vote the shares in your 401(k) account in the same proportion that it votes shares for which it received valid and timely instructions.
Proxy Solicitation
We will pay for the cost of soliciting proxies. Our directors, officers, and other employees, without additional compensation, may solicit proxies personally or in writing, by telephone, email, or otherwise. As is customary, we will reimburse brokerage firms, banks, and other nominees for forwarding our proxy materials to each beneficial owner of common stock held of record by them.
Attending the Annual Meeting
You are entitled to attend the Annual Meeting only if you were an AutoNation stockholder as of the record date or you hold a valid proxy for the Annual Meeting. You may be asked to present valid photo identification and proof of stock ownership as of the record date to be admitted to the Annual Meeting. Directions to the Annual Meeting are provided on page 51 of this proxy statement.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Directors
Our Board currently consists of 11 members. Except for G. Mike Mikan, each of our current directors was elected by our stockholders at our 2012 Annual Meeting of Stockholders. Upon the recommendation of the Corporate Governance and Nominating Committee, the Board appointed Mr. Mikan as a member of the Board effective March 7, 2013. ESL Investments, Inc., our largest stockholder, and Mike Jackson, our Chairman of the Board and Chief Executive Officer, suggested Mr. Mikan as a prospective Board candidate. On March 1, 2013, William C. Crowley, who has served as one of our directors since January 2002, informed the Company that he will not stand for re-election to the Board at the 2013 Annual Meeting. Mr. Crowley will continue to serve on our Board, the Corporate Governance and Nominating Committee, and the Compensation Committee until the completion of the Annual Meeting.
Upon the recommendation of the Corporate Governance and Nominating Committee, the Board has nominated the ten persons listed below to stand for election for a new term expiring at the 2014 Annual Meeting of Stockholders or until their successors are duly elected and qualified. See “Items To Be Voted On - Proposal 1: Election of Directors.”
Our Board consists of a diverse group of leaders. Many of our directors have experience serving as executive officers or on boards and board committees of major companies. Many of our directors also have extensive corporate finance and investment banking experience as well as a broad understanding of capital markets. Our directors have a strong owner orientation - approximately 58% of our common stock is held by our directors or entities or persons related to our directors (as of March 14, 2013).
We have set forth below information regarding each director nominated to stand for election, including the specific experience, qualifications, attributes, or skills that led the Board to conclude that such person should serve as a director. Our Corporate Governance and Nominating Committee and the Board believe that the experience, qualifications, attributes, and skills of our directors provide the Company with the ability to address the evolving needs of the Company and represent the best interests of our stockholders.

Nominee	Current Position with AutoNation	Age	Director Since
Mike Jackson	Chairman of the Board and Chief Executive Officer	64	1999
Robert J. Brown	Director	78	2010
Rick L. Burdick	Director	61	1991
David B. Edelson	Director	53	2008
Robert R. Grusky	Director	55	2006
Michael Larson	Director	53	2010
Michael E. Maroone	Director, President and Chief Operating Officer	59	2005
Carlos A. Migoya	Director	62	2006
G. Mike Mikan	Director	41	2013
Alison H. Rosenthal	Director	36	2011
Mike Jackson has served as our Chairman of the Board since January 2003 and as our Chief Executive Officer and Director since September 1999. From October 1998 until September 1999, Mr. Jackson served as Chief Executive Officer of Mercedes-Benz USA, LLC, a North American operating unit of DaimlerChrysler AG, a multinational automotive manufacturing company. From April 1997 until September 1999, Mr. Jackson also served as President of Mercedes-Benz USA. From July 1990 until March 1997, Mr. Jackson served in various capacities at Mercedes-Benz USA, including as Executive Vice President immediately prior to his appointment as President of Mercedes-Benz USA. Mr. Jackson was also the managing partner from March 1979 to July 1990 of Euro Motorcars of Bethesda, Maryland, a regional group that owned and operated eleven automotive dealership franchises, including Mercedes-Benz and other brands of automobiles. In January 2011, Mr. Jackson was appointed to the Board of Directors of the Federal Reserve Bank of Atlanta’s Miami Branch. Mr. Jackson’s automotive experience, his position as our Chief Executive Officer, and his broad knowledge of our Company and the automotive industry led the Board to conclude that he should serve as one of our directors.
Robert J. Brown has served as one of our directors since February 2010 and also previously served as one of our directors from May 1997 until May 2008. Mr. Brown has served as Chairman and Chief Executive Officer of B&C

Associates, Inc., a management consulting, marketing research, and public relations firm, since 1973. Mr. Brown served as a director of Wachovia Corporation, a commercial and retail bank from April 1993 until April 2007, Sonoco Products Company, a manufacturer of industrial and consumer packaging products, from April 1993 until February 2007, and Duke Energy Corporation, an electric power company, from April 1994 until May 2005. Mr. Brown’s experience operating B&C Associates, Inc. and his prior public company board experience led the Board to conclude that he should serve as one of our directors.
Rick L. Burdick has served as one of our directors since May 1991. Since 1988, Mr. Burdick has been a partner in Akin, Gump, Strauss, Hauer & Feld, L.L.P., a global full service law firm. Mr. Burdick is managing partner (international) and chair of the international corporate transactions practice of the firm. He also serves as Lead Director of CBIZ, Inc. (formerly, Century Business Services, Inc.), a provider of outsourced business services to small and medium-sized companies in the United States. Mr. Burdick’s experience as a senior partner at a large law firm advising large companies on a broad range of corporate transactions and on securities law and corporate governance matters led the Board to conclude that he should serve as one of our directors.
David B. Edelson has served as one of our directors since July 2008. Mr. Edelson is Senior Vice President of Loews Corporation, a diversified holding company with subsidiaries in the property-casualty insurance, offshore drilling, natural gas transmission and storage, natural gas exploration and production, and lodging industries. He joined Loews in May 2005. Prior to joining Loews, Mr. Edelson was Executive Vice President & Corporate Treasurer of JPMorgan Chase & Co. He was named Corporate Treasurer in April 2001 and promoted to Executive Vice President in February 2003. Mr. Edelson spent the first 15 years of his career as an investment banker, first with Goldman, Sachs & Co. and subsequently with JPMorgan Chase & Co. From February 2007 until June 2011, he served as a director of CNA Surety Corporation, and from January 2009 until June 2011, as Chairman of the Board of CNA Surety Corporation. Mr. Edelson’s experience as a senior executive officer of a large holding company owning a wide range of businesses, as well as his prior experience as an investment banker and corporate treasurer, led the Board to conclude that he should serve as one of our directors.

Robert R. Grusky has served as one of our directors since June 2006. In 2000, Mr. Grusky founded Hope Capital Management, LLC, an investment management firm for which he serves as Managing Member. He co-founded New Mountain Capital, LLC, a private equity and public equity investment management firm, in 2000 and was a Principal, Managing Director and Member of New Mountain Capital from 2000 to 2005 and has been a Senior Advisor since then. From 1998 to 2000, Mr. Grusky served as President of RSL Investments Corporation, the primary investment vehicle for the Hon. Ronald S. Lauder. Prior thereto, Mr. Grusky served in a variety of capacities at Goldman, Sachs & Co. in its Mergers & Acquisitions Department and Principal Investment Area. Mr. Grusky is a director of Strayer Education, Inc., an education services company. From August 2008 until December 2012, he served as a director of AutoZone, Inc. Mr. Grusky’s board experience and experience in investment management, private equity, and investment banking led the Board to conclude that he should serve as one of our directors.
Michael Larson has served as one of our directors since February 2010. Mr. Larson serves as chief investment officer for William H. Gates III, a position he has held since 1994. He is responsible for Mr. Gates’ non-Microsoft investments as well as the investments of the Bill & Melinda Gates Foundation Trust. He serves as a director of Republic Services, Inc., Ecolab Inc., Fomento Economico Mexicano, S.A.B. de C.V., and Grupo Televisa, S.A.B. In addition, he is Chairman of the Board of Trustees for Western Asset/Claymore Inflation-Linked Securities & Income Fund and Western Asset/Claymore Inflation-Linked Opportunities & Income Fund. From November 1999 until December 2010, Mr. Larson served as a director of Pan American Silver Corp. Mr. Larson’s investment and business experience and broad understanding of the capital markets, business cycles, and capital investment and allocation led the Board to conclude that he should serve as one of our directors.
Michael E. Maroone has served as one of our directors since July 2005 and as our President and Chief Operating Officer since August 1999. Following our acquisition of the Maroone Automotive Group in January 1997, Mr. Maroone served as President of our New Vehicle Dealer Division. In January 1998, Mr. Maroone was named President of our Automotive Retail Group with responsibility for our new and used vehicle operations. Prior to joining AutoNation, Mr. Maroone was President and Chief Executive Officer of the Maroone Automotive Group, one of the country’s largest privately-held automotive retail groups prior to its acquisition by us. Mr. Maroone’s position as our President and his broad knowledge of our Company and the automotive retail industry led the Board to conclude that he should serve as one of our directors.

Carlos A. Migoya has served as one of our directors since June 2006. In May 2011, Mr. Migoya was named Chief Executive Officer of Jackson Health System in Miami, Florida. From February 2010 until December 2010, Mr. Migoya served as City Manager for the City of Miami. He previously served as Regional President - North Carolina of Wachovia Corporation, a Wells Fargo Company, from December 2007 until May 2009. From June 2006 until December 2007, Mr. Migoya served as State CEO for the Atlantic Region of Wachovia Corporation. In this position, Mr. Migoya was responsible for Wachovia’s general banking businesses in New Jersey, Connecticut, and New York. From 1987 until 2006, Mr. Migoya served as Regional President - Dade and Monroe Counties of Wachovia Corporation, with responsibility for Wachovia’s general banking businesses in the region. Mr. Migoya has more than 35 years of experience in banking. Mr. Migoya’s management and banking experience led the Board to conclude that he should serve as one of our directors.
G. Mike Mikan has served as one of our directors since March 2013. He has served as President of ESL Investments, Inc. since January 1, 2013. Mr. Mikan served as the Interim Chief Executive Officer of Best Buy Co., Inc. from April 2012 until September 2012. From November 1998 through February 2012, he served in various executive positions at UnitedHealth Group Incorporated (“UnitedHealth”), including as Executive Vice President and Chief Financial Officer of UnitedHealth from November 2006 until January 2011. From June 2011 until February 2012, he served as Executive Vice President of UnitedHealth and provided transitional duties for his role as Chief Executive Officer of UnitedHealth’s Optum subsidiary, a diversified health services business, which he was appointed to in January 2011. He served as a director of Best Buy from April 2008 until December 2012. Mr. Mikan’s operational and public company leadership experience and his position as President of ESL Investments, Inc. led the Board to conclude that he should serve as one of our directors.
Alison H. Rosenthal has served as one of our directors since March 2011. Since December 2011, Ms. Rosenthal has served as Executive in Residence of Greylock Partners, a leading venture capital firm. From February 2006 until January 2011, Ms. Rosenthal led various initiatives in the Business Development Department at Facebook, Inc., where she served as Senior Manager from February 2006 until July 2008 and as Head of the Global Operator Program, Mobile from July 2008 until January 2011. Ms. Rosenthal served as an associate at General Atlantic Partners, LLC, a global private equity fund focused on IT, from February 2001 until June 2003 and as an analyst at Goldman, Sachs & Co., a leading global investment banking and securities firm, from July 1998 until July 2000. Ms. Rosenthal’s technology experience, including in the areas of mobile applications and social media, and investment and finance experience led the Board to conclude that she should serve as one of our directors.
Corporate Governance Guidelines and Codes of Ethics
Our Board is committed to sound corporate governance principles and practices. Our Board’s core principles of corporate governance are set forth in the AutoNation, Inc. Corporate Governance Guidelines (the “Guidelines”), which were adopted by the Board in March 2003 and most recently amended as of October 20, 2011. The Guidelines serve as a framework within which our Board conducts its operations. The Corporate Governance and Nominating Committee of our Board is charged with reviewing annually, or more frequently as appropriate, the Guidelines and recommending to our Board appropriate changes in light of applicable laws and regulations, the governance standards identified by leading governance authorities, and our Company’s evolving needs.
In order to clearly set forth our commitment to conduct our operations in accordance with our high standards of business ethics and applicable laws and regulations, we have a company-wide Business Ethics Program, which includes a Code of Business Ethics applicable to all of our employees. We also maintain a 24-hour Alert-Line for employees to report any Company policy violations under our Business Ethics Program. In addition, our Board has adopted the Code of Ethics for Senior Officers and the Code of Business Ethics for the Board of Directors. These codes comply with NYSE listing standards.
A copy of the Guidelines and the codes referenced above are available on our corporate website at investors.autonation.com. You also may obtain a printed copy of the Guidelines by sending a written request to: Investor Relations, AutoNation, Inc., 200 SW 1st Ave, Fort Lauderdale, FL 33301.
Role of the Board and Board Structure
Our business and affairs are managed under the direction of our Board, which is the Company’s ultimate decision-making body, except with respect to those matters reserved to our stockholders. Our Board’s mission is to maximize long-term stockholder value. Our Board establishes our overall corporate policies, selects and evaluates our senior management team, who is charged with the conduct of our business, and acts as an advisor and counselor to senior management. Our Board also oversees our business strategy and planning as well as the performance of management in executing our business strategy, assessing and managing risks, and managing our day-to-day operations.
Our Board’s oversight of our business strategy and planning and management of our day-to-day operations includes a review of risks that could impact our goals, objectives, and financial condition. In addition, our Audit, Corporate Governance and Nominating, and Compensation committees assist the Board in overseeing our management of risk. Our Audit Committee reviews with management significant risks as well as our process for assessing and managing risks. Our Corporate Governance and Nominating Committee oversees our company-wide Business Ethics Program, which includes a Code of Business Ethics applicable to all of our employees. Our Compensation Committee, in certain cases through its Executive Compensation Subcommittee, reviews and approves our executive compensation program and also reviews the general compensation structure for our corporate and key field employees. While our Board oversees our management of risk as outlined above, management is responsible for identifying and managing risks.
The positions of Chairman of the Board and Chief Executive Officer are both currently held by Mike Jackson. The Board believes that this leadership model is currently appropriate for the following reasons:

•
Our Board has adopted strong and effective corporate governance policies and procedures to promote the effective and independent governance of the Company. See “Corporate Governance Guidelines and Codes of Ethics” above.

•
Our Board is stockholder-oriented and focused on the best interests of our stockholders - approximately 58% of our common stock is held by our directors or entities or persons related to our directors (as of March 14, 2013), a significant portion of our director’s compensation is equity-based, and the Board has established director stock ownership guidelines.

•	The combined role enables decisive leadership, ensures clear accountability, and fosters alignment on corporate strategy.

•	Our independent directors meet in regularly scheduled executive sessions led by a presiding director (rotated among Committee Chairs) without management present.

•	Our independent directors annually review the performance of our Chairman and Chief Executive Officer.

•	The Board believes that it functions well with its current leadership structure and with Mr. Jackson as Chairman of the Board.

•
At our 2009, 2010, and 2012 Annual Meetings of Stockholders, stockholder proposals to amend our by-laws to require an independent Board chairman were presented, and 86%, 85%, and 84% of the votes cast, respectively, voted against such proposals.

In addition, we believe that the current leadership structure of the Board supports its risk oversight functions by providing independent leadership at the committee level, executive sessions of the Board of Directors with rotating presiding directors, and ultimate oversight by the full Board led by our Chairman and Chief Executive Officer.
Our Board of Directors held 13 meetings and took two actions by unanimous written consent during 2012. In 2012, each person serving as a director attended at least 75% of the total number of meetings of our Board and any Board committee on which he or she served.
Our independent directors held four executive sessions without management present during 2012. Our Board has not appointed a lead independent director; instead, in accordance with our Guidelines, the presiding director for each executive session is rotated among the Chairs of our Board committees.
Our directors are expected to attend our Annual Meeting of Stockholders. Any director who is unable to attend our Annual Meeting is expected to notify the Chairman of the Board in advance of the Annual Meeting. Each person who was then serving as a director attended the 2012 Annual Meeting of Stockholders.
Board Committees
Our Board has established three separately designated standing committees to assist the Board in discharging its responsibilities: the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee. In addition, our Board has established the Executive Compensation Subcommittee, which is a subcommittee of the Compensation Committee. The charters for our Board committees are in compliance with SEC rules and NYSE listing standards. These charters are available at investors.autonation.com. You may obtain a printed copy of any of these charters by sending a request to: Investor Relations, AutoNation, Inc., 200 SW 1st Ave, Fort Lauderdale, FL 33301.
The following table sets forth the current membership of each of our Board’s committees:

Name	Audit Committee	Compensation Committee	Executive Compensation Subcommittee	Corporate Governance and Nominating Committee
Robert J. Brown	✓
Rick L. Burdick		✓	✓	Chair
William C. Crowley		Chair		✓
David B. Edelson	✓
Robert R. Grusky	Chair
Michael Larson		✓	✓
Carlos A. Migoya		✓	Chair	✓
Alison H. Rosenthal	✓
Audit Committee
The Audit Committee primarily assists our Board in fulfilling its oversight responsibilities by reviewing our financial reporting and audit processes and our systems of internal control over financial reporting and disclosure controls. Among the Committee’s core responsibilities are the following: (i) overseeing the integrity of our financial statements, for which management is responsible, and reviewing and approving the scope of the annual audit; (ii) selecting, retaining, compensating, overseeing, and evaluating our independent registered public accounting firm; (iii) reviewing the Company’s critical accounting policies; (iv) reviewing the Company’s quarterly and annual financial statements prior to the filing of such statements with the SEC; (v) preparing the Audit Committee report for inclusion in our proxy statement; and (vi) reviewing with management significant risks and assessing the steps management has taken to minimize, monitor, and control such risks or exposures. For a complete description of our Audit Committee’s responsibilities, please refer to the Audit Committee’s charter.
The Audit Committee currently consists of four directors. Our Board has determined that each Audit Committee member has the requisite independence and other qualifications for audit committee membership under SEC rules, NYSE listing standards, the Audit Committee’s charter, and the independence standards set forth in the Guidelines (as discussed below under “Director Independence”). Our Board has also determined that each of Mr. Grusky and Mr. Edelson is an “audit committee financial expert” within the meaning of Item 407(d)(5) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). See “Directors” above for a description of the business experience of each of Mr. Grusky and Mr. Edelson.
The Audit Committee held six meetings and took one action by unanimous written consent during 2012. The Audit Committee Report for fiscal 2012, which contains a description of the Audit Committee’s responsibilities and its recommendation with respect to our audited consolidated financial statements for the year ended December 31, 2012, is set forth below under “Audit Committee Report.”
Compensation Committee
The Compensation Committee primarily assists our Board in fulfilling its compensation and management development and succession planning oversight responsibilities by, among other things: (i) reviewing our director compensation program; (ii) reviewing and approving the compensation of our Chief Executive Officer and other senior executive officers and, except as expressly delegated to the Executive Compensation Subcommittee, setting annual and long-term performance goals for these individuals; (iii) reviewing and approving the compensation of all of our corporate officers; and (iv) reviewing the Company’s program for management development and succession planning.
Please refer to “Executive Compensation Subcommittee” below for a description of the Executive Compensation Subcommittee, which is a subcommittee of the Compensation Committee. Pursuant to the Compensation Committee’s charter, the Committee may form subcommittees and may delegate to such subcommittees any or all power and authority of the Committee as the Committee deems appropriate, provided that no subcommittee may consist of fewer than two members, and provided further that the Committee may not delegate to a subcommittee any power or authority required by any applicable laws, regulations, or listing standards to be exercised by the Committee as a whole.
The Committee reviews executive compensation at its meetings throughout the year and sets executive compensation. The Committee also reviews director compensation annually. As part of its review of executive compensation, the Committee reviews the executive compensation arrangements at other retail companies. The Committee reviews the data at a high level in order to evaluate and confirm whether our executive compensation is within a reasonably competitive range. The Committee, however, does not set executive compensation at a set target percentile based on the data. See “Executive Compensation - Compensation Discussion and Analysis - Setting Compensation Levels of Executive Officers.” The Committee did not engage a compensation consultant to advise the Committee with respect to executive or director compensation for 2012.
Our Board has determined that each Compensation Committee member has the requisite independence for Compensation Committee membership under NYSE listing standards and the independence standards set forth in the Guidelines. The Compensation Committee held five meetings and took eight actions by unanimous written consent during 2012. For more information on the responsibilities and activities of the Compensation Committee, including the Committee’s processes for determining executive compensation, see “Executive Compensation” below, as well as the Compensation Committee’s charter.
Executive Compensation Subcommittee
The Executive Compensation Subcommittee is a subcommittee of the Compensation Committee. The Subcommittee assists the Board and the Compensation Committee in fulfilling their compensation oversight responsibilities by performing the following duties: (i) reviewing and approving performance-based compensation of executive officers as contemplated under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), including bonuses and stock-based awards; (ii) administering the AutoNation, Inc. Senior Executive Incentive Bonus Plan, including establishing performance goals and certifying whether such goals are attained as contemplated under Section 162(m) of the Code; and (iii) administering our equity compensation plans, including approving stock-based awards.
Our Board has determined that each member of the Subcommittee qualifies as a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act, and as an “outside director” under Section 162(m) of the Code. The Executive Compensation Subcommittee held five meetings and took four actions by unanimous written consent during 2012. For more information on the responsibilities and activities of the Executive Compensation Subcommittee, please refer to the Executive Compensation Subcommittee’s charter.
Corporate Governance and Nominating Committee
The Corporate Governance and Nominating Committee assists our Board in fulfilling its oversight responsibilities by performing the following duties: (i) reviewing annually, or more frequently as appropriate, the corporate governance principles and practices set forth in the Guidelines, in comparison to the governance standards identified by leading governance authorities and our evolving needs, and making recommendations to the Board with respect to any appropriate amendment to the Guidelines; (ii) considering and advising the Board with respect to other corporate governance issues; (iii) periodically reviewing our codes of ethics and conduct for directors, officers, and employees; (iv) leading annual evaluations of Board and Board committee performance; (v) assessing periodically our Board’s needs in terms of skills and qualifications and recommending to our Board candidates for nomination and election to our Board; (vi) reviewing Board candidates recommended by our stockholders; and (vii) recommending to our Board assignments to committees.
Our Board has determined that each Corporate Governance and Nominating Committee member is independent under NYSE listing standards and the independence standards set forth in the Guidelines. In 2012, the Corporate Governance and Nominating Committee held four meetings and took no actions by unanimous written consent.
The Corporate Governance and Nominating Committee has a policy with regard to the consideration of director candidates recommended by stockholders. For information regarding this policy, refer to “Stockholder Communications - Stockholder Director Recommendations” below.

Director Independence
The director independence standards set forth in our Guidelines, available at investors.autonation.com, meet and in some areas exceed the listing standards of the NYSE. Our Board has affirmatively determined that all of our directors, except Mr. Jackson, our Chairman and Chief Executive Officer, and Mr. Maroone, our President and Chief Operating Officer, are “independent” under our independence standards and the listing standards of the NYSE.
In addition to our independence standards, the directors who serve on our Audit Committee each satisfy standards established by the SEC providing that to qualify as “independent” for the purposes of membership on that committee, members of audit committees may not (1) accept directly or indirectly any consulting, advisory, or other compensatory fee from the Company other than their director compensation or (2) be an affiliated person of the Company or any of its subsidiaries.
In making its independence determinations, the Board considered relationships and transactions since the beginning of 2010 between the Company and its subsidiaries and our non-employee directors, entities affiliated with those directors, and members of their immediate families. The Board determined that none of the relationships and transactions it considered impaired the independence of our non-employee directors or disqualified any of our non-employee directors from serving as independent directors under our independence standards and the listing standards of the NYSE. The Board’s independence determinations included a review of the following relationships and transactions:

•
Mr. Edelson is Senior Vice President of Loews Corporation (“Loews”), and, in connection with certain of our insurance programs, we have paid premiums to American Casualty Company of Reading, Pennsylvania and to Continental Casualty Company, each a subsidiary of CNA Financial Corporation (“CNA Financial”), which is a 90%-owned subsidiary of Loews. In addition, we may from time to time use hotels owned by Loews Hotel Holdings Corporation, a wholly-owned subsidiary of Loews.

•
Mr. Grusky is a limited partner in ESL Partners, L.P., an investment affiliate of ESL Investments, Inc. ESL Investments, Inc. together with its investment affiliates (collectively, “ESL”) beneficially owns approximately 41% of our common stock as of March 14, 2013.

•
Mr. Larson serves as chief investment officer for William H. Gates III, and all shares of our common stock owned by Cascade Investment, L.L.C. (“Cascade”) and the Bill & Melinda Gates Foundation Trust (the “Trust”) may be deemed to be beneficially owned by Mr. Gates. As of March 14, 2013, on a combined basis, Cascade and the Trust beneficially own approximately 15% of our common stock. Cascade and the Trust on a combined basis beneficially own approximately 25% of the outstanding common stock of Republic Services, Inc. (“Republic”), based on publicly available data as of March 14, 2013, and Mr. Larson serves as a director of Republic. In the ordinary course of business, we enter into transactions, as a purchaser or supplier of goods or services, with Republic. In addition, in August 2010, the Board approved, for purposes of Section 203 of the Delaware General Corporate Law (“Section 203”), the acquisition by Cascade and the Trust of additional shares of our common stock. In connection with such approval, the Company, Cascade, and the Trust entered into an agreement pursuant to which Cascade and the Trust agreed not to engage in certain transactions and to provide notice before exceeding certain stock ownership thresholds. For additional information, please refer to the Form 8-K that we filed with the SEC on August 16, 2010.

•
Mr. Mikan is the President of ESL Investments, Inc. ESL beneficially owns approximately 55% of the outstanding common stock of Sears Holdings Corporation (“Sears”), based on publicly available data as of March 14, 2013, and Edward S. Lampert, the Chairman, Chief Executive Officer and controlling principal of ESL Investments, Inc., serves as the Chairman of the Board and Chief Executive Officer of Sears. In the ordinary course of business, we enter into transactions with Sears as a purchaser or supplier of goods or services. See “Certain Relationships and Related Party Transactions” below for more information regarding certain transactions since January 1, 2012 involving the Company and ESL as a related party. In addition, in January 2009, the Company entered into agreements with certain automotive manufacturers that, among other things, eliminate certain adverse consequences that would be triggered under the framework agreements with those manufacturers in the event ESL acquires a 50% or greater ownership interest in our Company. For additional information regarding these agreements, see “Agreements with Vehicle Manufacturers - Framework Agreements” in Part I, Item 1 of our Annual Report on Form 10-K for the year ended December 31, 2012.

Director Selection Process
The Corporate Governance and Nominating Committee is responsible for identifying, evaluating, and recommending candidates to the Board for nomination and election to the Board. The Committee is also responsible for assessing the appropriate balance of skills and characteristics required of our Board members. The Committee considers candidates suggested by its members and other Board members, as well as management and stockholders. The Committee has retained an executive search firm to identify and review candidates in the past.

In accordance with the Guidelines, candidates, including candidates recommended by stockholders, are selected on the basis of, among other things, broad experience, financial expertise, wisdom, integrity, ability to make independent analytical inquiries, understanding of our business environment, the candidate’s ownership interest in the Company, and willingness and ability to devote adequate time to Board duties, all in the context of assessing the needs of our Board at that point in time and with the objective of ensuring diversity in the background, experience, and viewpoints of our Board members. The Guidelines provide that the number of directors should permit diversity of experience without hindering effective discussion, diminishing individual accountability, or exceeding a number that can function efficiently as a body.
The Board periodically reviews the size of the Board to determine the size that will be most effective for the Company. In addition, the Board completes an annual self-evaluation, which includes a self-assessment questionnaire for each Board member. The self-assessment questionnaire addresses topics such as the structure of the Board, the skills and backgrounds of the current directors, the size of the Board, and the Board’s committee structure. Each of the Audit Committee, the Corporate Governance and Nominating Committee, the Compensation Committee, and the Executive Compensation Subcommittee also completes an annual self-evaluation, which includes a self-assessment questionnaire tailored specifically for such committee or subcommittee.
Candidates recommended by our stockholders are considered on the same basis as if such candidates were recommended by one of our Board members or other persons. See “Stockholder Communications - Stockholder Director Recommendations” below.
Board Compensation
Our non-employee director compensation program is designed to:

•	ensure alignment with long-term stockholder interests;

•	ensure we can attract and retain outstanding directors who meet the criteria outlined under “Director Selection Process” above; and

•	recognize the time commitments necessary to oversee the Company.
Summary
In 2012, our non-employee director compensation program consisted of the following:

•	annual Board retainer of $50,000 for each non-employee director;

•	annual committee retainers of $20,000 for the Chair of the Audit Committee and $10,000 for each other Audit Committee member;

•
annual committee retainers of $10,000 for the Chairs of the Compensation Committee and the Corporate Governance and Nominating Committee and $5,000 for the other members of the Compensation Committee and the Corporate Governance and Nominating Committee; and

•	expense reimbursement in connection with Board and committee meeting attendance.
In addition, the AutoNation, Inc. 2007 Non-Employee Director Option Plan (as amended, the “2007 Plan”) provides for an automatic grant of an option to purchase 5,000 shares of our common stock to each non-employee director on the first trading day of each March, June, September, and December.
The most recent amendment to the 2007 Plan was approved by our Board of Directors on February 1, 2012. Prior to the adoption of that amendment, each option granted under the 2007 Plan was immediately exercisable and expired on the 10th anniversary of the option grant date. The amendment provides that, with respect to grants made under the 2007

Plan after February 1, 2012, (1) each option will become exercisable with respect to 25% of the total number of shares underlying the option on June 1 of the year following the year in which the option is granted (the “initial vesting date”) and with respect to an additional 25% on each of the next three succeeding anniversaries of the initial vesting date, (2) except as set forth in (3) below, in the event an optionee ceases to be a non-employee director, then any options held by such non-employee director will become immediately exercisable until the earlier of (a) 30 days following the date the optionee ceases to be a non-employee director and (b) the expiration of the options, (3) in the event an optionee ceases to be a non-employee director because of retirement, death, or permanent and total disability (each as defined in the 2007 Plan), then any options held by such non-employee director will become immediately exercisable until the earlier of (x) the third anniversary of the date of such retirement, death, or permanent and total disability and (y) the expiration of the options, and (4) each option will expire on the 10th anniversary of the first grant date in the year in which the option was granted.
Our non-employee directors became eligible to defer all or a portion of their annual and committee retainers under the AutoNation, Inc. Deferred Compensation Plan (the “DCP”) beginning in January 2011. Please refer to “Executive Compensation - Compensation Tables - Non-Qualified Deferred Compensation in Fiscal 2012” for additional information regarding the DCP.
2012 Director Compensation
The following table sets forth the compensation earned during 2012 by each non-employee director who served in 2012.

2012 DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash ($)		Option Awards ($)(1)	Total ($)
Robert J. Brown	60,000		304,186	364,186
Rick L. Burdick	65,000	(2)	304,186	369,186
William C. Crowley	65,000	(2)	304,186	369,186
David B. Edelson	60,000	(2)	304,186	364,186
Robert R. Grusky	70,000	(2)	304,186	374,186
Michael Larson	55,000		304,186	359,186
Carlos A. Migoya	60,000		304,186	364,186
Alison H. Rosenthal	60,000	(2)	304,186	364,186

(1)
The amounts reported in this column are based on the grant date fair values computed in accordance with FASB ASC Topic 718. For a description of the assumptions used in the calculation of these amounts, see Note 10 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2012.

In 2012, each of our non-employee directors received an option to purchase 5,000 shares of common stock on each of March 1, June 1, September 4, and December 3. The following table sets forth information regarding each option award granted to our non-employee directors who were serving on the quarterly grant dates in 2012:

Grant Date	Number of Shares Underlying Option Award	Option Exercise Price ($)	Grant Date Fair Value of Option Award ($)
March 1, 2012	5,000	34.09	71,931
June 1, 2012	5,000	35.00	71,478
September 4, 2012	5,000	41.16	81,183
December 3, 2012	5,000	38.63	79,594

(2)	Amount deferred under the DCP.

The following table sets forth information regarding the number of options held by each of our non-employee directors as of December 31, 2012:

Name	Number of Options Held as of December 31, 2012

Robert J. Brown	30,000
Rick L. Burdick	160,000
William C. Crowley	120,000
David B. Edelson	130,000
Robert R. Grusky	100,000
Michael Larson	90,000
Carlos A. Migoya	80,000
Alison H. Rosenthal	35,000
Director Stock Ownership Guidelines
The Board believes that non-employee directors should be stockholders and have a financial stake in the Company. Toward this end, the Board expects that each non-employee director will invest at least $100,000 in the Company’s common stock within five years of first becoming a non-employee director. Exceptions to this requirement may only be made by the Board under compelling mitigating circumstances.
The following table sets forth information regarding investments made by each director nominated to stand for election as of March 14, 2013.

DIRECTOR STOCK OWNERSHIP GUIDELINES
Name	Number of Shares Owned(1)	Amount Deemed Invested ($)		Progress	Deadline
Robert J. Brown	2,000	45,060	(2)	45%	February 2015
Rick L. Burdick	14,790	515,748	(3)	Achieved	N/A
David B. Edelson	4,850	100,446	(4)	Achieved	N/A
Robert R. Grusky	6,450	103,915	(5)	Achieved	N/A
Michael Larson	3,000	89,289	(4)	89%	February 2015
Carlos A. Migoya	15,150	392,886	(6)	Achieved	N/A
G. Mike Mikan	—	—		—	March 2018
Alison H. Rosenthal	—	—		—	March 2016

(1)	Based on filings with the SEC.

(2)
With respect to 1,000 shares, based on the closing price per share on February 24, 2010, the date he was appointed to the Board; and with respect to 1,000 shares, based on the closing price per share of our common stock on the date the shares were acquired in connection with the exercise of an option.

(3)	Based on the closing price per share of our common stock on the date the shares were acquired in connection with the exercise of an option.

(4)	Based on the purchase price paid for the shares, as reported with the SEC.

(5)
With respect to 5,200 shares, based on the purchase price paid for the shares, as reported with the SEC; and with respect to 1,250 shares, based on the closing price per share of our common stock on the date the shares were acquired in connection with the exercise of an option.

(6)
With respect to 1,000 shares that Mr. Migoya held on the date he became a director, based on the closing price per share of our common stock on such date; with respect to 6,000 shares, based on the purchase price paid for the shares, as reported with the SEC; and with respect to 8,150 shares, based on the closing price per share of our common stock on the date the shares were acquired in connection with the exercise of an option.

2013 Option Grants
In accordance with the terms of the 2007 Plan, Messrs. Brown, Burdick, Crowley, Edelson, Grusky, Larson, and Migoya and Ms. Rosenthal were each automatically granted an option to purchase 5,000 shares of our common stock at an exercise price equal to $43.45 per share, the closing price per share of our common stock on March 1, 2013. Each non-employee director will also receive an option to purchase 5,000 shares of our common stock on the first trading day of each of June, September, and December 2013. Each option grant will have an exercise price equal to the closing price per share of our common stock on the applicable grant date, will become exercisable in 25% annual increments on each of the first four anniversaries of June 1, 2013 (or immediately in the event that the option holder ceases to serve as a director of the Company), and will expire on March 1, 2023.
Compensation Committee Interlocks and Insider Participation
During 2012, Messrs. Burdick, Crowley, Larson, and Migoya served on our Compensation Committee. None of our Compensation Committee members has ever been an officer or employee of AutoNation or any of our subsidiaries, and none of our executive officers has served on the compensation committee (or other committee serving an equivalent function) or board of directors of any company, one of whose executive officers served on our Board or our Compensation Committee.
Certain Relationships and Related Party Transactions
Our Board has adopted a written policy which requires that transactions with related parties must be entered into in good faith on fair and reasonable terms that are no less favorable to us than those that would be available in a comparable transaction in arm’s-length dealings with an unrelated third party. Our Board, by a vote of the disinterested directors, must approve all related party transactions valued over $500,000, while our Audit Committee must approve all related party transactions valued between $100,000 and $500,000 and review with management all other related party transactions.
In accordance with SEC rules, we have set forth below a summary of transactions that occurred since January 1, 2012, in which the amount involved exceeded $120,000, the Company or one of its subsidiaries was a participant, and any related party may be deemed to have had a direct or indirect material interest. Under SEC rules, a related party is any director, executive officer, nominee for director, or 5% stockholder of the Company, and their immediate family members. In each case, the transactions complied with our Board’s policy on related party transactions.
In the ordinary course of business, we enter into transactions with Sears as a purchaser or supplier of goods or services. As of March 14, 2013, ESL, which beneficially owns approximately 41% of our common stock, beneficially owns approximately 55% of Sears’ common stock (based on publicly available data as of March 14, 2013), and Edward S. Lampert, the Chairman, Chief Executive Officer and controlling principal of ESL Investments, Inc., serves as the Chief Executive Officer and Chairman of the Board of Sears. In 2012, we paid Sears approximately $80,000 primarily for automotive parts and accessories, and Sears paid us approximately $200,000 primarily for automotive parts, accessories, and services.

Stockholder Communications
Communications with the Company and the Board
Stockholders and interested parties may communicate with the Company through its Investor Relations Department by writing to Investor Relations, AutoNation, Inc., 200 SW 1st Ave, Fort Lauderdale, FL 33301.
Stockholders and interested parties interested in communicating with our Board, any Board committee, any individual director, any group of directors (such as our independent directors), or our presiding director should send written correspondence to Board of Directors c/o Corporate Secretary, AutoNation, Inc., 200 SW 1st Ave, Fort Lauderdale, FL 33301. Additional information is available on our corporate website at investors.autonation.com.
Stockholder Proposals for Next Year’s Annual Meeting
As more specifically provided in our by-laws, no business may be brought before an Annual Meeting unless it is specified in the notice of the Annual Meeting or is otherwise brought before the Annual Meeting by or at the direction of our Board of Directors or by a stockholder entitled to vote who has delivered proper notice to us not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s Annual Meeting. Accordingly, any stockholder proposal to be considered at the 2014 Annual Meeting of Stockholders, including nominations of persons for election to our Board, generally must be properly submitted to us not earlier than January 8, 2014 nor later than February 7, 2014. Detailed information for submitting stockholder proposals or nominations of director candidates will be provided upon written request to the Corporate Secretary of AutoNation, Inc., 200 SW 1st Ave, Fort Lauderdale, FL 33301.
These requirements are separate from the SEC’s requirements that a stockholder must meet in order to have a stockholder proposal included in our Proxy Statement for the 2014 Annual Meeting of Stockholders. Stockholders interested in submitting a proposal for inclusion in our proxy materials for the 2014 Annual Meeting of Stockholders may do so by following the procedures set forth in Rule 14a-8 under the Exchange Act. To be eligible for inclusion in such proxy materials, stockholder proposals must be received by our Corporate Secretary not later than November 26, 2013.
Stockholder Director Recommendations
The Corporate Governance and Nominating Committee has established a policy pursuant to which it considers director candidates recommended by our stockholders. All director candidates recommended by our stockholders are considered for selection to the Board on the same basis as if such candidates were recommended by one or more of our directors or other persons. To recommend a director candidate for consideration by our Corporate Governance and Nominating Committee, a stockholder must submit the recommendation in writing to our Corporate Secretary not later than 120 calendar days prior to the anniversary date of our proxy statement distributed to our stockholders in connection with our previous year’s annual meeting of stockholders, and the recommendation must provide the following information: (i) the name of the stockholder making the recommendation; (ii) the name of the candidate; (iii) the candidate’s resume or a listing of his or her qualifications to be a director; (iv) the proposed candidate’s written consent to being named as a nominee and to serving as one of our directors if elected; and (v) a description of all relationships, arrangements, or understandings, if any, between the proposed candidate and the recommending stockholder and between the proposed candidate and us so that the candidate’s independence may be assessed. The stockholder or the director candidate also must provide any additional information requested by our Corporate Governance and Nominating Committee to assist the Committee in appropriately evaluating the candidate.

STOCK OWNERSHIP
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
The following table sets forth certain information as of March 14, 2013 regarding beneficial owners of more than five percent of the outstanding shares of our common stock.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class(1)
ESL Investments, Inc. and related entities(2) 1170 Kane Concourse, Suite 200, Bay Harbor, FL 33154	50,014,724	(3)	41.2%
William H. Gates III One Microsoft Way, Redmond, WA 98052	18,117,382	(4)	14.9%
Horizon Kinetics LLC 470 Park Avenue South, 4th Floor South, New York, NY 10016	6,311,000	(5)	5.2%
Capital Research Global Investors 333 South Hope Street, Los Angeles, CA 90071	6,230,000	(6)	5.1%

(1)	Based on 121,312,586 shares outstanding at March 14, 2013.

(2)
Includes ESL Partners, L.P. (“Partners”), SPE II Partners, LP (“SPE II”), SPE Master II, LP (“SPE Master II”), RBS Partners, L.P. (“RBS”), ESL Institutional Partners, L.P. (“Institutional”), RBS Investment Management, L.L.C. (“RBSIM”), CBL Partners, L.P. (“CBL”), ESL Investments, Inc. (“Investments”), and Edward S. Lampert. Partners, SPE II, SPE Master II, RBS, Institutional, RBSIM, CBL, Investments, and Mr. Lampert are collectively referred to as the “ESL Entities.”

(3)
Based on a Schedule 13D/A filed with the SEC on February 21, 2013, the total number of AutoNation shares beneficially owned by the ESL Entities consists of 22,251,306 shares held by Partners, 1,833,384 shares held by SPE II, 2,357,832 shares held by SPE Master II, 6,417 shares held by Institutional, 4,995,402 shares held by CBL, and 18,570,383 shares held by Mr. Lampert.

Partners has sole voting and dispositive power with respect to 22,251,306 shares and shared dispositive power with respect to 18,570,383 shares, SPE II has sole voting and dispositive power with respect to 1,833,384 shares, SPE Master II has sole voting and dispositive power with respect to 2,357,832 shares, RBS has sole voting and dispositive power with respect to 26,442,522 shares and shared dispositive power with respect to 18,570,383 shares, Institutional has sole voting and dispositive power with respect to 6,417 shares, RBSIM has sole voting and dispositive power with respect to 6,417 shares, CBL has sole voting and dispositive power with respect to 4,995,402 shares, Investments has sole voting and dispositive power with respect to 31,444,341 shares and shared dispositive power with respect to 18,570,383 shares, and Mr. Lampert has sole voting power with respect to 50,014,724 shares, sole dispositive power with respect to 31,444,341 shares, and shared dispositive power with respect to 18,570,383 shares.
Please refer to “Agreements with Vehicle Manufacturers - Framework Agreements” in Part I, Item 1 of our Annual Report on Form 10-K for the year ended December 31, 2012, for a description of certain letter agreements by and among the Company, ESL, and certain automotive manufacturers relating to ESL’s ownership of our common stock.

(4)
Based on a Form 4 filed with the SEC on June 6, 2012 and a Form 13F filed with the SEC on February 14, 2013, the number of shares beneficially owned by Mr. Gates as of March 14, 2013 includes 16,218,666 shares held by Cascade Investment, L.L.C. (“Cascade”) and 1,898,716 shares held by the Bill & Melinda Gates Foundation Trust (the “Trust”). All shares of our common stock held by Cascade may be deemed to be beneficially owned by Mr. Gates as the sole member of Cascade, and all shares of our common stock beneficially owned by the Trust may be deemed to be beneficially owned by Mr. Gates as a co-trustee of the Trust. Mr. Gates has sole voting power with respect to 16,218,666 shares and shared voting power with respect to 1,898,716 shares. The address of Cascade is 2365 Carillon Point, Kirkland, WA 98033, and the address of the Trust is 500 Fifth Avenue North, Seattle, WA 98119.

(5)	Based on a Schedule 13G filed with the SEC on January 25, 2013, Horizon Kinetics LLC has sole voting and dispositive power with respect to 6,311,000 shares.

(6)	Based on a Schedule 13G filed with the SEC on February 12, 2013, Capital Research Global Investors has sole voting and dispositive power with respect to 6,230,000 shares.
SECURITY OWNERSHIP OF MANAGEMENT
The following table sets forth certain information as of March 14, 2013, unless otherwise indicated, regarding the amount of our common stock beneficially owned by (1) each of our directors, (2) each of our named executive officers, and (3) our directors and executive officers as a group. Beneficial ownership includes shares that may be acquired within 60 days of March 14, 2013 through the exercise of outstanding stock options (including, in the case of each executive officer who is retirement eligible under our equity compensation plans, currently unvested stock options that would accelerate in the event of retirement, and, in the case of each non-employee director, currently unvested stock options that would accelerate in the event of termination of Board service), as well as shares of restricted stock. Unless otherwise indicated, each person listed in the table has sole voting and investment power with respect to the securities listed.

Name of Beneficial Owner	Number of Shares of Common Stock Owned		Number of Shares Acquirable Within 60 days		Shares of Common Stock Beneficially Owned
					Number		Percent(1)
Mike Jackson	84,463		1,099,172	(2)	1,183,635		1.0%
Robert J. Brown	2,000		35,000	(3)	37,000		*
Rick L. Burdick	14,790		85,000	(3)	99,790		*
William C. Crowley	88,436	(4)	125,000	(3)	213,436	(4)	*
David B. Edelson	4,850		135,000	(3)	139,850		*
Robert R. Grusky	6,450		105,000	(3)	111,450	(5)	*
Michael Larson	3,000		95,000	(3)	98,000		*
Carlos A. Migoya	15,150		65,000	(3)	80,150		*
G. Mike Mikan(6)	—		—		—		—
Alison H. Rosenthal	—		40,000	(3)	40,000		*
Michael E. Maroone	2,081,151	(7)	1,227,151	(8)	3,308,302		2.7%
Michael J. Short	16,579		368,134		384,713		*
Jonathan P. Ferrando	44,767	(9)	351,314		396,081		*
Alan J. McLaren	8,396	(10)	—		8,396		*
All directors and executive officers as a group (14 persons)	2,370,032	(11)	3,730,771		6,100,803		4.9%

*	Less than 1%.

(1)	Based on 121,312,586 shares outstanding at March 14, 2013.

(2)
Includes 494,273 shares that may be acquired upon exercise of currently vested options, and 604,899 shares underlying currently unvested options since Mr. Jackson is eligible for retirement treatment under the Company’s equity compensation plans. All options held by Mr. Jackson are owned by a trust of which he is the sole trustee and beneficiary.

(3)	Includes 25,000 shares that may be acquired upon exercise of currently unvested options that would accelerate in the event of termination of Board service.

(4)	Includes 38,028 shares held by CRK Family LLC and 5,363 shares held by Tynan, LLC. Mr. Crowley disclaims beneficial ownership of the shares held by CRK Family LLC.

(5)
Mr. Grusky is a limited partner in ESL Partners, L.P. (“Partners”), which together with certain of its affiliates beneficially owns shares of AutoNation’s common stock. As a limited partner, Mr. Grusky is not deemed to have a reportable interest in the AutoNation shares beneficially owned by Partners, and he disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.

(6)
Mr. Mikan is the President of ESL Investments, Inc. which together with certain of its affiliates beneficially owns shares of AutoNation’s common stock. Mr. Mikan is not deemed to have a reportable interest in the AutoNation shares beneficially owned by ESL Investments, Inc. or its affiliates, and he disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.

(7)
Includes 2,079,614 shares held by Michael Maroone Family Partnership, a Nevada limited partnership controlled by Mr. Maroone, of which 951,646 shares are pledged as security for a loan, and 1,537 shares held through the AutoNation 401(k) Plan.

(8)
Includes 743,024 shares that may be acquired upon exercise of currently vested options, and 484,127 shares underlying currently unvested options since Mr. Maroone is eligible for retirement treatment under the Company’s equity compensation plans.

(9)	Includes 33,000 shares owned by Mr. Ferrando and his wife as tenants by the entirety and 1,767 shares held through the AutoNation 401(k) Plan.

(10)	Represents unvested shares of restricted stock.

(11)	Includes 8,396 unvested shares of restricted stock and 3,304 shares held through the AutoNation 401(k) Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our directors, certain of our officers, and persons who beneficially own 10% or more of our stock file with the SEC initial reports of ownership and reports of changes in ownership of our stock and our other equity securities. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the year ended December 31, 2012, our directors, executive officers, and greater than 10% beneficial owners complied with all such applicable filing requirements.

EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE AND
EXECUTIVE COMPENSATION SUBCOMMITTEE REPORT
The following statement made by our Compensation Committee and Executive Compensation Subcommittee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate such statement by reference.
The Compensation Committee and Executive Compensation Subcommittee of the Company have reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and, based on such review and discussion, the Compensation Committee and Executive Compensation Subcommittee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012.
Compensation Committee:
William C. Crowley, Chair
Rick L. Burdick
Michael Larson
Carlos A. Migoya
Executive Compensation Subcommittee:
Carlos A. Migoya, Chair
Rick L. Burdick
Michael Larson

COMPENSATION DISCUSSION AND ANALYSIS
Overview
Our compensation programs are administered by the Compensation Committee (referred to as the “Committee” in this section) and the Executive Compensation Subcommittee (referred to as the “Subcommittee” in this section) of the Committee. The Committee primarily assists the Board in fulfilling its oversight responsibilities by, among other things: (i) reviewing our director compensation program; (ii) reviewing and approving the compensation of our Chief Executive Officer (“CEO”) and other senior executive officers and, except as expressly delegated to the Subcommittee, setting annual and long-term performance goals for these individuals and reviewing the performance of these individuals; and (iii) reviewing and approving the compensation of all of our corporate officers.
The Subcommittee assists the Board and the Committee in fulfilling their responsibilities by performing the following duties: (i) reviewing and approving performance-based compensation of executive officers as contemplated under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), including bonuses and stock-based awards; (ii) administering the AutoNation, Inc. Senior Executive Incentive Bonus Plan, including establishing performance goals and certifying whether such goals are attained as contemplated under Section 162(m) of the Code; and (iii) administering our equity compensation plans, including approving stock-based awards.
During 2012, the Committee consisted of William C. Crowley (Chair), Rick L. Burdick, Michael Larson, and Carlos A. Migoya, and the Subcommittee consisted of Mr. Migoya (Chair), Mr. Burdick, and Mr. Larson.
This section discusses the Company’s compensation policies and programs as it relates to the following “named executive officers” whose compensation information is presented in the tables that follow:

Mike Jackson	Chairman and Chief Executive Officer
Michael E. Maroone	President and Chief Operating Officer
Michael J. Short	Executive Vice President and Chief Financial Officer
Jonathan P. Ferrando	Executive Vice President, General Counsel and Secretary
Alan J. McLaren	Senior Vice President, Customer Care
Mr. McLaren was hired as Senior Vice President, Customer Care effective January 4, 2012. David L. Koehler, who previously served as Senior Vice President, Sales and was a named executive officer for 2011, accepted a new, non-executive officer position with the Company in November 2012.
Compensation Philosophy and Objectives
The Committee’s fundamental philosophy is to closely link executive compensation with the achievement of performance goals and to create an owner-oriented culture. The Committee’s objectives in administering our compensation program for executive officers are to ensure that we are able to attract and retain highly-skilled executives and to provide a compensation program that incentivizes management to optimize business performance, deploy capital productively, and increase long-term stockholder value. The Committee also believes that overall compensation should be fair for the services rendered and that the compensation structure should be transparent, which is why the key components of executive compensation are limited to a base salary, an annual performance bonus based solely on the achievement of financial targets, and stock-based awards.
Setting Compensation Levels of Executive Officers
The Committee reviews executive compensation at its meetings throughout the year and sets executive compensation based primarily on our financial and operating performance and on executive management’s performance in executing the Company’s business strategy, optimizing the Company’s business performance and productivity of its business operations, and increasing long-term stockholder value. The Committee also considers the scope of an executive’s duties and responsibilities and individual executive performance. Our CEO reviews the performance of other named executive officers and makes recommendations, if any, to the Committee with respect to compensation adjustments for such officers. However, the Committee determines in its sole discretion whether to make any adjustments to the compensation paid to such executive officers.

As part of its review of executive compensation, the Committee reviews the executive compensation arrangements at peer group companies. Our peer group includes comparable specialty retail companies based on specific financial measures, including, but not limited to, revenue, total assets, market capitalization, and net income. The Committee’s practice has been to make changes to our peer group only when necessary or when, in the Committee’s judgment, comparison to a company is no longer appropriate. There were no changes to our peer group for 2012 as compared to 2011, except for the removal of BJ’s Wholesale Club, Inc., since it became a private company in September 2011. For 2012, our peer group consisted of the following companies:

Advance Auto Parts, Inc.	Kohl’s Corporation	Ross Stores, Inc.
AutoZone, Inc.	Limited Brands, Inc.	Staples, Inc.
CarMax, Inc.	Macy’s Inc.	Tiffany & Co.
Family Dollar Stores, Inc.	Nordstrom, Inc.	The TJX Companies, Inc.
The Gap, Inc.	Office Depot, Inc.
J.C. Penney Company, Inc.	RadioShack Corporation
The Committee reviews the executive compensation benchmark data at a high level in order to evaluate and confirm whether our executive compensation is within a reasonably competitive range. The Committee, however, does not set executive compensation at a specific target percentile within the peer group. Instead, the Committee focuses on providing compensation that is fair for the services rendered, closely linking executive compensation with the achievement of Company performance goals, and creating an owner-oriented culture, where the interests of our executive officers are aligned with the long-term interests of our stockholders. The Committee did not engage a compensation consultant to advise the Committee with respect to executive compensation for 2012.
The Committee has no pre-established target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. However, a significant portion of each executive officer’s total compensation is allocated to incentive compensation in the form of an annual performance-based bonus and stock-based awards in order to provide incentives to create and maintain long-term stockholder value. The Committee reviews and considers total compensation in setting each element of compensation for our named executive officers.
2012 Executive Compensation Elements
The key elements of our executive compensation program for the year ended December 31, 2012 were:

•	base salary;

•	annual incentive bonus; and

•	stock-based awards.
 Executive officers are also entitled to limited perquisites and other benefits as outlined below. The following is a summary of the considerations underlying each component of compensation paid to our named executive officers for 2012.
Base Salary
We provide our named executive officers and other officers with a base salary to compensate them for services rendered during the fiscal year. The Committee reviews and, as appropriate, adjusts the base salaries for our named executive officers. The factors that the Committee considers in setting salaries include the scope of job responsibilities, individual contributions to our success, company-wide performance, and market compensation. However, the Committee does not as a practice grant annual base salary adjustments for executive officers, and it did not grant any base salary adjustments during 2012 for any of the named executive officers.
Annual Incentive Bonus
2012 Incentive Bonus
A core component of our compensation program is the AutoNation Operating Performance bonus plan (the “AOP”), the annual bonus program in which bonus-eligible, corporate-level employees participate. The AOP is designed to incentivize management to continually improve our operating performance and to use capital to maximize returns. In

February 2012, the Subcommittee established performance goals under the AOP for 2012 based upon specified levels of adjusted operating income per basic share and adjusted operating income as a percentage of gross margin.
The following table sets forth the 2012 bonus metrics under the AOP:

2012 Bonus Metrics	Weight	Threshold Payout Level	Target Payout Level	Maximum Payout Level
Adjusted Operating Income Per Basic Share	75%	$3.99(1)	$4.43	$5.32(2)
Adjusted Operating Income as a Percent of Gross Margin	25%	23.4%(3)	24.4%	N/A(4)

(1)	50% of target payout level.

(2)	200% of target payout level.

(3)	81.25% of target payout level.

(4)
There was no maximum for the adjusted operating income as a percentage of gross margin metric under the AOP. Each 0.1 percentage point change in this performance metric represented a plus or minus 1.875% payout versus target.

In calculating the level of our performance under the AOP, certain adjustments are made to operating income for both metrics to ensure that operating performance is measured to incentivize management appropriately (for example, floorplan interest expense is charged against operating income to ensure management manages this expense; on a generally accepted accounting principles basis, floorplan interest expense is not included in operating income). For the adjusted operating income per basic share metric, operating income per basic share is also adjusted to reflect a capital charge for acquisitions and the repurchase of shares of our common stock. The capital charge is designed to encourage more productive uses of capital and to discourage less productive uses of capital. The adjusted operating income as a percentage of gross margin metric is designed to incentivize management to increase variability in our expense structure and to increase the productivity of our operations so that bottom-line profitability and stockholder value are maximized.
Each year, the Subcommittee, in its sole discretion, determines which of our executive officers or other key employees will participate in a separate incentive bonus plan designed to create a direct link between pay and performance for our senior officers and to ensure that annual cash performance bonuses payable to our senior officers are tax-deductible by the Company pursuant to Section 162(m) of the Code. The incentive bonus plan for our senior officers that was approved by the Company’s stockholders in 2012 is titled the “AutoNation, Inc. Senior Executive Incentive Bonus Plan” and is referred to as the “Executive Incentive Plan.” Historically, the Subcommittee has selected only those officers who were likely to receive annual compensation in excess of $1 million. Our executive officers may participate in either the AOP or the Executive Incentive Plan, but not both. The Subcommittee is also responsible for identifying annual “performance factors” and establishing specific performance targets with respect thereto that must be met in order for annual bonuses to be paid under the incentive bonus plan for our senior officers.
In February 2012, the Subcommittee established an incentive bonus program for 2012 under the Executive Incentive Plan for each person who was then serving as an executive officer of the Company. For 2012, the Subcommittee selected Messrs. Jackson, Maroone, Short, Ferrando, McLaren, and Koehler to participate in the Executive Incentive Plan. Under the terms of the Executive Incentive Plan, the Subcommittee set specific annual performance goals and established an objective formula for calculating the amount of the target awards for participants. The 2012 bonus metrics that the Subcommittee established under the Executive Incentive Plan were the same as those that the Committee established for 2012 under the AOP (set forth above) for all other corporate bonus plan participants. The Subcommittee believes that symmetry between the AOP and the Executive Incentive Plan assures that all participants are appropriately aligned to achieve our objectives.
One hundred percent of the target award for each participant in the AOP and the Executive Incentive Plan was based upon achievement of the predetermined performance goals. Bonus awards under the AOP and the Executive Incentive Plan were payable on a sliding scale based on the Company’s actual achievement relative to the predetermined goals, with the possibility that bonuses earned may exceed or be less than the targeted payout level. The Subcommittee had absolute “negative discretion” to eliminate or reduce the amount of any award under the AOP and the Executive Incentive Plan.

In 2010, as part of its retention efforts with respect to Mr. Jackson, the Subcommittee established a three-year deferred bonus program for Mr. Jackson, which provided that a portion of the bonus award earned by Mr. Jackson (equal to the amount earned in respect of 33 1/3% of his base salary) for each of 2010, 2011, and 2012 would be be paid to him on a deferred basis in February 2013 (without interest), subject to certain terms and conditions.
The following table sets forth the 2012 threshold and target awards, expressed as a percentage of salary, for each named executive officer.

Participant	2012 Threshold (% of Salary)	2012 Target (% of Salary)	2012 Maximum
Mike Jackson	27.08%	133 1/3%	(1)
Michael E. Maroone	20.31%	100%	(1)
Michael J. Short	15.23%	75%	(1)
Jonathan P. Ferrando	15.23%	75%	(1)
Alan J. McLaren(2)	9.14%	45%	(1)

(1)
The maximum payout level for the adjusted operating income per basic share metric was 200% versus target. While there was no maximum for the adjusted operating income as a percentage of gross margin metric, the maximum amount payable to any one participant in any one year is $5,000,000 under the Executive Incentive Plan. Each 0.1 percentage point change in the adjusted operating income as a percentage of gross margin metric represented a plus or minus 1.875% payout.

(2)	Mr. McLaren participated in the Executive Incentive Plan on a pro-rated basis based on the amount of time he served as Senior Vice President, Customer Care in 2012.
 Based on our financial performance against the bonus targets, bonus awards under the AOP and the Executive Incentive Plan were paid at 134.03% of the targeted levels. Performance under the AOP and the Executive Incentive Plan for 2012 was calculated as follows:

2012 Bonus Metrics	Weight	Target Payout Level	Attainment	Payout	Weighted Payout
Adjusted Operating Income Per Basic Share	75%	$4.43	$4.75	136.0%	102.0%
Adjusted Operating Income as a Percent of Gross Margin	25%	24.4%	25.9%	128.13%	32.03%
Achieved Payout Level					134.03%
In December 2012, based on a review of the estimated full-year performance of the Company, and in light of senior management’s performance, the Subcommittee approved the payment in 2012 of an initial award amount to the Executive Incentive Plan participants at a level equal to 115% of the 2012 target bonus awards, in order to make the payment of earned bonus amounts more tax efficient for such persons. The Subcommittee also approved the payment in 2012 of those portions of Mr. Jackson’s bonus awards for 2010 and 2011 that had been deferred until February 2013 pursuant to the terms of Mr. Jackson’s deferred bonus program. In addition, the Subcommittee approved the payment in 2012 of that portion of Mr. Jackson’s initial award amount for 2012 that would have otherwise been deferred until February 2013. In February 2013, based on a final review of the full-year performance of the Company, the Subcommittee approved the payment of additional award amounts to the Executive Incentive Plan participants representing the difference between 134.03% of the 2012 target bonus awards (the achieved payout level) and the initial award amounts for such participants. Total payouts to our named executive officers under the Executive Incentive Plan for 2012 are shown in the table entitled “Summary Compensation Table” below. The Committee approved a similar payment structure for certain senior officers who participated in the AOP. Our named executive officers only participated in the Executive Incentive Plan in 2012.

Stock-Based Awards
The Subcommittee grants stock-based awards to our named executive officers in order to provide long-term incentives which align the long-term interests of management and our stockholders. The Committee believes that stock-based awards motivate our named executive officers to focus on optimizing our long-term business performance and stockholder value and create an owner-oriented culture. For 2012, the Subcommittee administered our equity compensation plans and approved all stock-based awards under the AutoNation, Inc. 2008 Employee Equity and Incentive Plan (the “2008 Plan”), which was approved by our stockholders at the 2008 Annual Meeting of Stockholders.
Stock-based awards are approved on an annual basis in amounts determined by the Subcommittee, while carefully considering the cost to us and our stockholders, including common stock dilution. For 2012, the sum of all stock-based awards granted to AutoNation employees represented potential share issuances equal to approximately 1% of our outstanding shares of common stock (0.9% relating to stock options and 0.1% relating to restricted stock).
In 2012, the Subcommittee approved two types of stock-based awards: stock options and restricted stock. Consistent with prior practice, Messrs. Jackson, Maroone, Short, and Ferrando received stock options only. Mr. McLaren received a mix of stock options and restricted stock. Other eligible employees received either a mix of stock options and restricted stock, or restricted stock only.
Since 2009, the Subcommittee’s practice has been to approve an annual stock option award for each eligible employee during the first quarter and to grant the award in four equal increments over the year, subject to continuous employment by the award recipient through each grant date, and, except as otherwise provided by the Subcommittee, subject to the award recipient remaining at the same job grade level. In addition, since 2009, the Subcommittee’s practice has been to approve an annual restricted stock award for each eligible employee and to grant the award on the first trading day in March. In connection with new hires, the Subcommittee has from time to time approved stock-based awards later in the year.
Stock option and restricted stock grants are made to eligible employees on the same terms, other than the number of options or number of restricted shares granted, which varies primarily by position and based on individual performance.
Stock Options
On January 31, 2012, the Subcommittee approved the 2012 annual stock option awards for eligible employees, including our named executive officers. One-fourth of each stock option award that was approved in January 2012 was granted on each of March 1, June 1, September 4, and December 3, 2012.
The 2012 stock option grants have an exercise price equal to the closing price per share on the grant date, vest in equal annual installments over four years commencing on June 1, 2013, and expire on March 1, 2022.
Detailed information regarding the 2012 stock option grants to our named executive officers is provided in the table entitled “Grants of Plan-Based Awards in Fiscal 2012” below.
Since the Subcommittee approved the 2012 annual stock option awards in January 2012, the exercise price for each of the four grants comprising an annual stock option award was based on the closing price of our common stock on a pre-determined date subsequent to the approval of such award. The Subcommittee believes that this practice is fair and reasonable to the award recipients, the Company, and its stockholders since it minimizes the impact that any particular event could have on the exercise price of stock options, particularly during times of market volatility.
Restricted Stock
On January 31, 2012, the same date that it approved the 2012 stock option awards, the Subcommittee approved the 2012 restricted stock awards for eligible employees, including Mr. McLaren, who received 4,036 shares of  restricted stock. None of the other named executive officers received shares of restricted stock. See “Grants of Plan-Based Awards in Fiscal 2012” below. The restricted stock awards that were approved in January 2012 were granted on March 1, 2012 and will vest in 25% annual increments on each of the first four anniversaries of June 1, 2012.

Perquisites and Other Benefits
Our compensation program for named executive officers also includes limited perquisites and other benefits, including participation in the Company’s life and health insurance and similar benefit programs (including the AutoNation 401(k) Plan and the AutoNation, Inc. Deferred Compensation Plan) on the same general terms as other participants in these programs, participation in Company car programs entitling the executives to a demonstrator vehicle and/or a vehicle allowance, use of an on-site fitness facility and, pursuant to their employment agreements, limited personal use of corporate aircraft for each of Messrs. Jackson and Maroone. The employment agreements with each of Messrs. Jackson and Maroone, respectively, provide for personal use of corporate aircraft of up to 70 hours per year.
Employment Agreements with Executive Officers
On July 20, 2010, we entered into employment agreements with Mike Jackson and Michael E. Maroone, pursuant to which Mr. Jackson will continue to serve as Chairman and Chief Executive Officer until September 24, 2013 and Mr. Maroone will continue to serve as President and Chief Operating Officer until December 31, 2013. See “Employment Agreements” below for a summary of the material terms of these employment agreements. The Committee believes that entering into the employment agreements with Messrs. Jackson and Maroone furthered our efforts to retain such executives.
Severance and Change in Control Policy and Agreements for Post-Termination Payments
We have a policy governing severance and change in control agreements with the Company’s named executive officers, which is set forth in our Corporate Governance Guidelines. Generally, the policy provides that we will not enter into any severance agreements with senior executives that provide specified benefits in an amount exceeding 299% of the sum of such executive’s base salary plus bonus unless such severance agreement has been submitted to a stockholder vote. Further, unless such severance agreement has been submitted to a stockholder vote, we will not enter into a severance agreement that provides for the payment of specified benefits to an executive triggered by (i) a change in control of our Company that is approved by stockholders but not completed, or (ii) a completed change in control of the Company in which the named executive officer remains employed in a substantially similar capacity by the successor entity. We have not entered into any change in control agreements with any of our named executive officers.
We have entered into employment agreements with Messrs. Jackson and Maroone that provide for payments or benefits to such persons at, following, or in connection with, termination under certain circumstances. In addition, our equity compensation plans provide for accelerated vesting in the event of a “change in control” as defined in such plans. These provisions are designed to promote stability and continuity of senior management. A description of the applicable potential payments pursuant to such provisions for the named executive officers is provided under “Potential Payments Upon Termination or Change in Control” below.
Consideration of the Company’s 2011 Stockholder Vote on Executive Compensation
At our 2011 Annual Meeting of Stockholders, more than 96% of the votes cast voted to approve the advisory resolution on our executive compensation (referred to as the “say-on-pay” vote). The Committee believes that the positive outcome of the say-on-pay vote supports the compensation arrangements established by it for our named executive officers in 2010 as well as in 2011, and accordingly, it did not change its approach in 2012. In addition, at the 2011 Annual Meeting of Stockholders, our stockholders voted to approve a triennial holding of the advisory vote on executive compensation. Accordingly, as previously disclosed by the Company, we will hold future, non-binding, advisory votes on executive compensation on a triennial basis until the next required non-binding, advisory vote on the frequency of the advisory vote on executive compensation. The Committee believes that our executive compensation program aligns pay with performance and reflects responsible corporate governance practices regarding executive compensation. The Committee will continue to consider the results of future advisory votes on executive compensation when making future decisions regarding the structure and implementation of our executive compensation program.

2013 Compensation Decisions
2013 Incentive Bonus
On February 12, 2013, the Subcommittee selected the 2013 participants under the Executive Incentive Plan, established specific objective annual performance goals for 2013, and set target awards for the 2013 participants in the Executive Incentive Plan. For 2013, the Subcommittee selected each of the Company’s current executive officers to participate in the Executive Incentive Plan. The 2013 participants under the Executive Incentive Plan are set forth below:

Mike Jackson	Chairman and Chief Executive Officer
Michael E. Maroone	President and Chief Operating Officer
Michael J. Short	Executive Vice President and Chief Financial Officer
Jonathan P. Ferrando	Executive Vice President, General Counsel and Secretary
Alan J. McLaren	Senior Vice President, Customer Care
The performance goals that the Subcommittee established for 2013 under the Executive Incentive Plan are based upon the achievement of specified levels of adjusted operating income per basic share (minus a net charge for capital deployed for acquisitions or share repurchases and subject to an adjustment for certain extraordinary or other items) and adjusted operating income as a percentage of gross margin for the Company during 2013. These performance goals also constitute the performance goals that have been established for bonus-eligible, corporate-level employees of the Company under the AOP to ensure that the corporate management team is fully aligned. Bonus awards under both the AOP and the Executive Incentive Plan will be payable on a sliding scale based on our actual achievement relative to the predetermined goals, with the possibility that bonuses earned may exceed or be less than the targeted level. The Subcommittee will have absolute “negative discretion” to eliminate or reduce the amount of any award under the AOP and the Executive Incentive Plan.
The following table sets forth the 2013 threshold and target awards reflected as a percentage of salary for each of the participants under the Executive Incentive Plan.

Participant	2013 Threshold (% of Salary)	2013 Target (% of Salary)	2013 Maximum
Mike Jackson	27.08%	133 1/3%	(1)
Michael E. Maroone	20.31%	100%	(1)
Michael J. Short	15.23%	75%	(1)
Jonathan P. Ferrando	15.23%	75%	(1)
Alan J. McLaren	9.14%	45%	(1)

(1)
The maximum payout level for the adjusted operating income per basic share metric is 200%. While there is no maximum for the adjusted operating income as a percentage of gross margin metric, the maximum amount payable to any one participant in any one year is $5,000,000 under the Executive Incentive Plan. Each 0.1 percentage point change in the adjusted operating income as a percentage of gross margin metric represents a plus or minus 1.875% payout.

In connection with the approval of the incentive bonus program for 2013, as part of its retention efforts with respect to Mr. Jackson, the Subcommittee established a new three-year deferred bonus program for Mr. Jackson, similar to the three-year deferred bonus program established for Mr. Jackson in 2010. Under the new three-year deferred bonus program, a portion of the bonus award earned by Mr. Jackson (equal to the amount earned in respect of 33 1/3% of his base salary) for each of 2013, 2014, and 2015 will be paid to him on a deferred basis in February 2016 (without interest), subject to certain terms and conditions.

2013 Stock-Based Awards
On February 12, 2013, the Subcommittee approved the 2013 annual stock-based awards for our named executive officers and other eligible employees. The stock-based awards for 2013 that the Subcommittee granted to each of our named executive officers is as follows:

Name	2013 Total Stock Option Award	2013 Total Restricted Stock Award
Mike Jackson	173,996	—
Michael E. Maroone	139,260	—
Michael J. Short	104,640	—
Jonathan P. Ferrando	104,640	—
Alan J. McLaren	13,080	4,360
One-fourth of each stock option award that was approved on February 12, 2013, was granted on March 1, 2013, and an additional one-fourth of each stock option award will be granted on the first trading day of each of June, September, and December 2013. In accordance with the 2008 Plan, the options granted on March 1, 2013 have an exercise price equal to the closing price per share on such date ($43.45), and each subsequent option grant will have an exercise price equal to the closing price per share on the applicable grant date. The 2013 stock option awards will become exercisable in 25% annual increments on each of the first four anniversaries of June 1, 2013 and expire on March 1, 2023.
The 2013 restricted stock awards for eligible employees, including Mr. McLaren, were granted on March 1, 2013 and will vest in 25% annual increments on each of the first four anniversaries of June 1, 2013.
Base Salary Adjustment
On February 12, 2013, the Committee approved a 3% base salary merit increase for Mr. McLaren. Effective February 16, 2013, his base salary increased by $14,550 to $499,550 per year. The Committee did not approve any other base salary adjustments for our named executive officers.

Company Policy on Section 162(m) Limits on Deductibility of Compensation
Section 162(m) of the Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid for any fiscal year to the corporation’s chief executive officer and three other most highly compensated executive officers, other than the chief financial officer, as of the end of any fiscal year. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met.
The Committee administers the executive compensation program in general, and our incentive bonus plan for senior officers in particular, in a manner that maximizes the tax deductibility of compensation paid to the Company’s executives under Section 162(m) of the Code to the extent practicable. The Committee believes, however, that our priority is to attract and retain highly-skilled executives to manage our Company and, in some cases, the loss of a tax deduction may be necessary to accomplish that goal. Accordingly, the Committee has from time to time approved elements of compensation for certain officers that are not fully deductible, and the Committee reserves the right to do so in the future in appropriate circumstances. For 2012, the compensation of our named executive officers was fully deductible under Section 162(m), except for $150,000 of Mr. Jackson’s base salary and approximately $224,011 of other non-performance-based compensation for Messrs. Jackson and Maroone.

Executive Stock Ownership Guidelines
In order to further align the long-term interests of management and stockholders and to ensure an owner-oriented culture, the Board has set stock ownership guidelines for our Chief Executive Officer, Chief Operating Officer, and each Executive Vice President. The following table sets forth information regarding the number and dollar value of shares held by these officers as of March 14, 2013 and lists the specific ownership requirements under the ownership guidelines. Each of these officers has either satisfied the ownership guidelines or has time remaining to do so. The ownership guidelines provide that the ownership requirements must be met by the later of February 7, 2014 or the date that is five years after the executive was appointed to the position.

EXECUTIVE STOCK OWNERSHIP GUIDELINES
Name	Ownership as of March 14, 2013		Ownership Requirement
	Number of Shares(1)	Dollar Value of Shares(2)
Mike Jackson	84,463	$3,709,615	200,000 shares or $4,600,000
Michael E. Maroone	2,081,151	$91,404,152	175,000 shares or $4,000,000
Michael J. Short	16,579	$728,150	50,000 shares or $1,122,000
Jonathan P. Ferrando	44,767	$1,966,167	50,000 shares or $1,122,000

(1)	The number of shares includes common stock beneficially owned by each executive (excluding shares underlying stock options), including shares held through the AutoNation 401(k) Plan.

(2)	The value of the shares is based on the closing price of a share of our common stock on the New York Stock Exchange as of March 14, 2013 ($43.92).
Conclusion
The Committee believes that our compensation programs appropriately reward executive performance and align the interests of our named executive officers and key employees with the long-term interests of our stockholders, while also enabling the Company to attract and retain talented executives. The Committee will continue to evolve and administer our compensation program in a manner that the Committee believes will be in the best interests of our stockholders.

COMPENSATION TABLES
Summary Compensation Table
The following table provides information regarding compensation earned by each of our named executive officers for each of the years they were so designated during 2012, 2011, and 2010.

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)		Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)		Total ($)
Mike Jackson Chairman and Chief Executive Officer	2012	1,150,000		—	—	3,163,567	2,055,126	(4)	—	179,752	(5)	6,548,445
	2011	1,150,000		—	—	3,578,048	1,506,040	(4)	—	194,273		6,428,361
	2010	1,150,000		—	—	2,577,655	2,863,039	(4)	—	174,928		6,765,622
Michael E. Maroone President and Chief Operating Officer	2012	1,000,000		—	—	2,531,974	1,340,300		—	240,095	(6)	5,112,369
	2011	1,000,000		—	—	2,863,653	982,200		—	180,242		5,026,095
	2010	1,000,000		—	—	2,062,981	1,867,200		—	269,215		5,199,396
Michael J. Short Executive Vice President and Chief Financial Officer	2012	561,000		—	—	1,902,514	563,931		—	45,607	(7)	3,073,052
	2011	561,000		—	—	2,151,713	413,261		—	26,886		3,152,860
	2010	561,000		—	—	1,550,127	785,624		—	28,214		2,924,965
Jonathan P. Ferrando Executive Vice President, General Counsel and Secretary	2012	561,000		—	—	1,902,514	563,931		—	29,314	(8)	3,056,759
	2011	561,000		—	—	2,151,713	413,261		—	26,395		3,152,369
	2010	561,000		—	—	1,550,127	785,624		—	20,430		2,917,181
Alan J. McLaren Senior Vice President, Customer Care	2012	481,025	(9)	—	137,587	190,251	290,123	(9)	—	122,894	(10)	1,221,880
	2011	—		—	—	—	—		—	—		—
	2010	—		—	—	—	—		—	—		—

(1)
The amounts reported reflect the aggregate grant date fair value of each award computed in accordance with FASB ASC Topic 718 for each year shown in the table. For a description of the assumptions used in the calculation of these amounts, see Note 10 of the Notes to Consolidated Financial Statements in our Annual Reports on Form 10-K for the years ended December 31, 2012, 2011, and 2010, respectively.

(2)	The amounts reported represent amounts paid under the AutoNation, Inc. Senior Executive Incentive Plan in respect of the year shown.

(3)
The amounts reported for personal usage by Messrs. Jackson and Maroone of corporate aircraft are calculated based on the aggregate incremental cost to the Company. The incremental cost to the Company of personal usage of corporate aircraft by our executives is calculated based on the direct operating costs to the Company, including fuel costs, crew fees and travel expenses, trip-related repairs and maintenance, landing fees, and other direct operating costs. The amounts reported for personal usage of cars are based on imputed income attributable to each named executive officer calculated in accordance with Treasury Regulations, which amounts we believe are equal to or greater than our incremental costs of providing such usage. In addition to the perquisites and other benefits identified in the footnotes below, our named executive officers also are eligible to use our on-site fitness facility, and from time to time, use our tickets for sporting and entertainment events for personal purposes, and receive occasional secretarial support with respect to personal matters.

(4)	Includes amounts that were subject to the terms of the three-year deferred bonus program established for Mr. Jackson in 2010. See “Compensation Discussion and Analysis - Annual Incentive Bonus.”

(5)
Includes $81,634 for personal usage of corporate aircraft, $76,293 for demonstrator vehicle usage, $19,405 for group term life insurance premiums, and the cost of a Company paid executive health examination.

(6)
Includes $160,181 for personal usage of corporate aircraft, $64,772 for demonstrator vehicle usage and/or a vehicle allowance, $12,642 for group term life insurance premiums, and $2,500 for matching contributions under the DCP (such contributions were credited by the Company as of January 2, 2013).

(7)
Includes $38,272 for demonstrator vehicle usage and/or a vehicle allowance, $3,580 for group term life insurance premiums, $2,500 for matching contributions under the DCP (such contributions were credited by the Company as of January 2, 2013), and the cost of a Company paid executive health examination.

(8)
Includes $23,252 for demonstrator vehicle usage and/or a vehicle allowance, $2,342 for group term life insurance premiums, $2,500 for matching contributions under the DCP (such contributions were credited by the Company as of January 2, 2013), and the cost of a Company paid executive health examination.

(9)	Mr. McLaren’s base salary and total payout under the Executive Incentive Plan was pro-rated based on the amount of time he served as Senior Vice President, Customer Care in 2012.

(10)	Includes $107,084 for relocation reimbursement including tax gross-up, $14,820 for vehicle allowance, and $990 for group term life insurance premiums.
We have employment agreements with Messrs. Jackson and Maroone that establish certain terms relating to their compensation. For information regarding these agreements, refer to “Employment Agreements” below.

Grants of Plan-Based Awards in Fiscal 2012
The following table sets forth certain information with respect to (i) the non-equity incentive plan awards granted to each of our named executive officers under the Executive Incentive Plan and (ii) the stock-based awards granted to each of our named executive officers under the 2008 Plan.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2012
Name	Award Type	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
				Threshold ($)	Target ($)	Maximum($)(1)
Mike Jackson	Option	3/1/2012	1/31/2012					50,334	34.09	742,401
	Option	6/1/2012	1/31/2012					50,334	35.00	742,462
	Option	9/4/2012	1/31/2012					50,334	41.16	849,059
	Option	12/3/2012	1/31/2012					50,334	38.63	829,645
	Annual Cash			311,420	1,533,333	5,000,000
Michael E. Maroone	Option	3/1/2012	1/31/2012					40,285	34.09	594,184
	Option	6/1/2012	1/31/2012					40,285	35.00	594,232
	Option	9/4/2012	1/31/2012					40,285	41.16	679,548
	Option	12/3/2012	1/31/2012					40,285	38.63	664,010
	Annual Cash			203,100	1,000,000	5,000,000
Michael J. Short	Option	3/1/2012	1/31/2012					30,270	34.09	446,467
	Option	6/1/2012	1/31/2012					30,270	35.00	446,504
	Option	9/4/2012	1/31/2012					30,270	41.16	510,609
	Option	12/3/2012	1/31/2012					30,270	38.63	498,934
	Annual Cash			85,454	420,750	5,000,000
Jonathan P. Ferrando	Option	3/1/2012	1/31/2012					30,270	34.09	446,467
	Option	6/1/2012	1/31/2012					30,270	35.00	446,504
	Option	9/4/2012	1/31/2012					30,270	41.16	510,609
	Option	12/3/2012	1/31/2012					30,270	38.63	498,934
	Annual Cash			85,454	420,750	5,000,000
Alan J. McLaren	Restricted Stock	3/1/2012	1/31/2012				4,036			137,587
	Option	3/1/2012	1/31/2012					3,027	34.09	44,647
	Option	6/1/2012	1/31/2012					3,027	35.00	44,650
	Option	9/4/2012	1/31/2012					3,027	41.16	51,061
	Option	12/3/2012	1/31/2012					3,027	38.63	49,893
	Annual Cash(3)			43,963	216,461	5,000,000

(1)	$5,000,000 is the maximum allowable bonus under the Executive Incentive Plan.

(2)
With respect to option awards, the amounts reported in this column are based on the grant date fair values computed in accordance with FASB ASC Topic 718. With respect to the restricted stock award for Mr. McLaren, the amount reported in this column is based on the closing price per share of our common stock on the grant date.

(3)
Mr. McLaren was hired as Senior Vice President, Customer Care effective January 4, 2012. The amounts reported in the “Threshold,” “Target,” and “Maximum” columns under “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” reflect the pro-rated threshold, target, and maximum bonus amounts under the Executive Incentive Plan (from January 4, 2012 through December 31, 2012).

The material terms of the non-equity incentive plan awards granted to our named executive officers in 2012 under the Executive Incentive Plan and the material terms of the stock-based awards granted to our named executive officers in 2012 under the 2008 Plan are described above in the sections entitled “Annual Incentive Bonus” and “Stock-Based Awards” under “Executive Compensation - Compensation Discussion and Analysis.”

Outstanding Equity Awards at End of Fiscal 2012
The following table provides information concerning unexercised options and unvested restricted stock held by the named executive officers as of December 31, 2012.

OUTSTANDING EQUITY AWARDS AT END OF FISCAL 2012
		Option Awards(1)				Stock Awards(1)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Mike Jackson(2)	7/31/2006	144,000	—	20.08	7/31/2016	—	—
	7/30/2008	67,767	—	10.17	7/30/2018	—	—
	3/2/2009	—	16,603	9.92	3/2/2019	—	—
	6/1/2009	—	16,603	16.99	3/2/2019	—	—
	9/1/2009	49,809	16,603	18.02	3/2/2019	—	—
	12/1/2009	49,809	16,603	17.70	3/2/2019	—	—
	3/1/2010	31,878	31,878	18.20	3/1/2020	—	—
	6/1/2010	31,878	31,878	19.64	3/1/2020	—	—
	9/1/2010	31,878	31,878	23.21	3/1/2020	—	—
	12/1/2010	31,878	31,878	26.49	3/1/2020	—	—
	3/1/2011	13,844	41,535	32.50	3/1/2021	—	—
	6/1/2011	13,844	41,535	34.51	3/1/2021	—	—
	9/1/2011	13,844	41,535	40.37	3/1/2021	—	—
	12/1/2011	13,844	41,535	35.99	3/1/2021	—	—
	3/1/2012	—	50,334	34.09	3/1/2022	—	—
	6/1/2012	—	50,334	35.00	3/1/2022	—	—
	9/4/2012	—	50,334	41.16	3/1/2022	—	—
	12/3/2012	—	50,334	38.63	3/1/2022	—	—
Michael E. Maroone	7/31/2006	203,000	—	20.08	7/31/2016	—	—
	7/30/2007	220,250	—	19.21	7/30/2017	—	—
	7/30/2008	216,946	—	10.17	7/30/2018	—	—
	3/2/2009	39,864	13,288	9.92	3/2/2019	—	—
	6/1/2009	39,864	13,288	16.99	3/2/2019	—	—
	9/1/2009	39,864	13,288	18.02	3/2/2019	—	—
	12/1/2009	39,864	13,288	17.70	3/2/2019	—	—
	3/1/2010	25,513	25,513	18.20	3/1/2020	—	—
	6/1/2010	25,513	25,513	19.64	3/1/2020	—	—
	9/1/2010	25,513	25,513	23.21	3/1/2020	—	—
	12/1/2010	25,513	25,513	26.49	3/1/2020	—	—
	3/1/2011	11,080	33,242	32.50	3/1/2021	—	—
	6/1/2011	11,080	33,242	34.51	3/1/2021	—	—
	9/1/2011	11,080	33,242	40.37	3/1/2021	—	—
	12/1/2011	11,080	33,242	35.99	3/1/2021	—	—
	3/1/2012	—	40,285	34.09	3/1/2022	—	—
	6/1/2012	—	40,285	35.00	3/1/2022	—	—
	9/4/2012	—	40,285	41.16	3/1/2022	—	—
	12/3/2012	—	40,285	38.63	3/1/2022	—	—

OUTSTANDING EQUITY AWARDS AT END OF FISCAL 2012
		Option Awards(1)				Stock Awards(1)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Michael J. Short	7/30/2007	34,400	—	19.21	7/30/2017	—	—
	7/30/2008	123,112	—	10.17	7/30/2018	—	—
	3/2/2009	29,953	9,985	9.92	3/2/2019	—	—
	6/1/2009	29,953	9,985	16.99	3/2/2019	—	—
	9/1/2009	29,953	9,985	18.02	3/2/2019	—	—
	12/1/2009	29,953	9,985	17.70	3/2/2019	—	—
	3/1/2010	—	19,171	18.20	3/1/2020	—	—
	6/1/2010	19,170	19,171	19.64	3/1/2020	—	—
	9/1/2010	19,170	19,171	23.21	3/1/2020	—	—
	12/1/2010	19,170	19,171	26.49	3/1/2020	—	—
	3/1/2011	8,325	24,978	32.50	3/1/2021	—	—
	6/1/2011	8,325	24,978	34.51	3/1/2021	—	—
	9/1/2011	8,325	24,978	40.37	3/1/2021	—	—
	12/1/2011	8,325	24,978	35.99	3/1/2021	—	—
	3/1/2012	—	30,270	34.09	3/1/2022	—	—
	6/1/2012	—	30,270	35.00	3/1/2022	—	—
	9/4/2012	—	30,270	41.16	3/1/2022	—	—
	12/3/2012	—	30,270	38.63	3/1/2022	—	—
Jonathan P. Ferrando	7/31/2006	22,900	—	20.08	7/31/2016	—	—
	7/30/2007	65,494	—	19.21	7/30/2017	—	—
	7/30/2008	81,506	—	10.17	7/30/2018	—	—
	3/2/2009	19,969	9,985	9.92	3/2/2019	—	—
	6/1/2009	29,953	9,985	16.99	3/2/2019	—	—
	9/1/2009	29,953	9,985	18.02	3/2/2019	—	—
	12/1/2009	29,953	9,985	17.70	3/2/2019	—	—
	3/1/2010	19,170	19,171	18.20	3/1/2020	—	—
	6/1/2010	19,170	19,171	19.64	3/1/2020	—	—
	9/1/2010	19,170	19,171	23.21	3/1/2020	—	—
	12/1/2010	19,170	19,171	26.49	3/1/2020	—	—
	3/1/2011	8,325	24,978	32.50	3/1/2021	—	—
	6/1/2011	8,325	24,978	34.51	3/1/2021	—	—
	9/1/2011	8,325	24,978	40.37	3/1/2021	—	—
	12/1/2011	8,325	24,978	35.99	3/1/2021	—	—
	3/1/2012	—	30,270	34.09	3/1/2022	—	—
	6/1/2012	—	30,270	35.00	3/1/2022	—	—
	9/4/2012	—	30,270	41.16	3/1/2022	—	—
	12/3/2012	—	30,270	38.63	3/1/2022	—	—
Alan J. McLaren	3/1/2012	—	—	—	—	4,036	160,229	(3)
	3/1/2012	—	3,027	34.09	3/1/2022	—	—
	6/1/2012	—	3,027	35.00	3/1/2022	—	—
	9/4/2012	—	3,027	41.16	3/1/2022	—	—
	12/3/2012	—	3,027	38.63	3/1/2022	—	—

(1)
Stock options and shares of restricted stock granted prior to 2009 become exercisable in 25% annual increments on each of the first, second, third, and fourth anniversaries of the applicable grant date. Stock options and shares of restricted stock granted in 2009 and later become exercisable in 25% annual increments on each of the first, second, third, and fourth anniversaries of June 1 of the year in which the options were granted.

(2)	All of Mr. Jackson’s options have been transferred other than for value to a personal trust.

(3)	Based on the closing price per share of our common stock on December 31, 2012 ($39.70).
Option Exercises and Stock Vested in Fiscal 2012
The following table provides information concerning exercises of stock options and vesting of restricted stock held by the named executive officers during 2012.

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2012
Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mike Jackson	468,412	10,475,687	—	—
Michael E. Maroone	406,604	8,570,857	—	—
Michael J. Short	63,270	1,410,401	—	—
Jonathan P. Ferrando	100,000	2,408,000	—	—
Alan J. McLaren	—	—	—	—
Equity Compensation Plans
The following table provides information as of December 31, 2012 regarding our equity compensation plans.

EQUITY COMPENSATION PLANS
	(A)	(B)	(C)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A)
Equity Compensation Plans Approved by Security Holders	6,208,747	$24.29	7,015,608 (1)
Equity Compensation Plans Not Approved by Security Holders	—	—	—
Total	6,208,747	$24.29	7,015,608

(1)
Includes 6,017,376 shares available under the AutoNation, Inc. 2008 Employee Equity and Incentive Plan (the “2008 Plan”) and 998,232 shares available under the AutoNation, Inc. 2007 Non-Employee Director Option Plan. As of December 31, 2012, a maximum of 1,325,284 shares may be awarded as awards, other than options or stock appreciation rights, that are settled in shares under the 2008 Plan.

Non-Qualified Deferred Compensation in Fiscal 2012
The AutoNation, Inc. Deferred Compensation Plan (“DCP”) affords the named executive officers and certain other employees the opportunity to defer up to 75% of base salary and 90% of bonuses and/or commissions on a pre-tax basis. For 2012, we provided matching contributions for both the DCP and the AutoNation 401(k) Plan. Participants eligible for a matching contribution under the DCP were not eligible for the matching contribution in the AutoNation 401(k) Plan. For 2012, we provided eligible participants under the DCP a matching contribution of up to 50% of the first $5,000 deferred. The 2012 matching contributions were credited by the Company as of January 2, 2013. One-third of the 2012 matching contributions vested as of January 2, 2013, and an additional one-third will vest on each of the first and second anniversaries of January 2, 2013, provided, however, that a participant’s matching contribution will immediately vest in the event of the death of such participant while actively employed, the disability of such participant, or the attainment of age sixty with at least six years of service by such participant.

Earnings on deferrals are based on “deemed” investments in funds selected for inclusion in the DCP by us. The DCP provides daily processing of account transactions including participant deemed investment election changes. Additionally, the DCP provides for payment of vested deferrals and earnings upon separation from service, death, and disability as well as upon specified in-service payment dates selected by the participants. Participants may elect to receive payments upon specified in-service dates (in the form of a lump sum payment or up to five annual installments) or upon separation from service (in the form of a lump sum payment or up to 15 annual installments). The DCP is intended to meet the requirements of Section 409A of the Code and other relevant provisions thereunder and related Treasury regulations.

The following table sets forth the non-qualified deferred compensation activity for each named executive officer during 2012.

NON-QUALIFIED DEFERRED COMPENSATION IN FISCAL 2012
Name	Executive Contributions in Last Fiscal Year ($)		AutoNation Contributions in Last Fiscal Year ($)		Aggregate Earnings (Loss) in Last Fiscal Year ($)(1)	Aggregate Withdrawals/ Distributions ($)		Aggregate Balance at Last Fiscal Year-End ($)
Mike Jackson(2)	72,949	(3)	—		—	1,092,270	(4)	72,949	(3)
Michael E. Maroone	476,440	(5)	2,500	(6)	82,320	—		1,178,579	(7)
Michael J. Short	90,519	(5)	2,500	(6)	6,582	—		130,580	(7)
Jonathan P. Ferrando	5,000	(5)	2,500	(6)	4,099	—		30,534	(7)
Alan J. McLaren(2)	—		—		—	—		—

(1)	Amounts not reported in the “Summary Compensation Table.”

(2)	Neither Mr. Jackson nor Mr. McLaren participated in the DCP.

(3)
Amount reflects the portion of Mr. Jackson’s non-equity incentive plan compensation for 2012 that was subject to the terms of Mr. Jackson’s deferred bonus program and not paid in 2012 (reported in the “Non-Equity Incentive Plan Compensation” column for 2012 in the “Summary Compensation Table”). See “Compensation Discussion and Analysis - Annual Incentive Bonus” for additional information regarding Mr. Jackson’s deferred bonus program.

(4)
Amount reflects the portion of Mr. Jackson’s non-equity incentive plan compensation for 2010 and 2011 (reported in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” for 2010 and 2011, respectively) that was subject to the terms of Mr. Jackson’s deferred bonus program. This amount was paid to Mr. Jackson on December 28, 2012.

(5)
Amounts reported in the “Salary” column for 2012 in the “Summary Compensation Table,” except for the following amounts reported in the “Non-Equity Incentive Plan Compensation” column for 2011 in the “Summary Compensation Table”: $196,440 for Mr. Maroone and $41,326 for Mr. Short.

(6)
Amounts represent 2011 matching contributions under the DCP, which were credited by the Company as of January 3, 2012. The 2012 matching contributions under the DCP were credited by the Company as of January 2, 2013 and are therefore not shown in the table.

(7)
Amounts, other than (1) contributions reported in the “Executive Contributions in Last Fiscal Year” and “AutoNation Contributions in Last Fiscal Year” columns and (2) gains or losses not required to be reported in the “Summary Compensation Table,” have been previously reported as compensation to our named executive officers in the “Summary Compensation Table” included in our prior proxy statements.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
The tables below reflect the amount of compensation that would have been payable to each of our named executive officers under any contract, agreement, plan, or arrangement with us that provides for any payment to such executive in the event of termination of such executive’s employment or a change in control of the Company, in each case assuming the termination or change in control occurred effective as of December 31, 2012, the last business day of our last completed fiscal year. The amount of compensation payable to each named executive officer upon “termination for cause,” “voluntary termination” (or “voluntary termination for good reason” and “voluntary termination without good reason”), “death or disability,” “retirement,” “involuntary termination without cause,” and “change in control,” as applicable, is shown below. We have prepared the tables based on the assumptions set forth below under “General Assumptions,” and the tables should be considered in conjunction with those assumptions and the disclosures below the tables.
General Assumptions
Stock-Based Awards
In certain cases upon a termination or change in control, the vesting of unvested stock options and shares of restricted stock is accelerated. To determine the value of each unvested stock option that would accelerate in such cases, we calculated the difference, if positive, between (1) the closing price per share of our common stock on December 31, 2012, which was $39.70, and (2) the exercise price of such stock option, and multiplied such difference by the number of shares underlying such stock option. To determine the market value of unvested shares of restricted stock that would accelerate in such cases, we multiplied (x) the number of unvested shares of restricted stock that would accelerate by (y) $39.70. Since vested stock options are already exercisable upon termination (except in the case of a termination for “cause”), no value is attributable in the tables to the extension of the exercise period for such vested options.

Benefits
Messrs. Jackson and Maroone are eligible for health and welfare benefits, including disability and life insurance, in connection with certain termination events, and in such events the tables below reflect our expense based on the applicable premiums as of January 1, 2013.
Change in Control
We have not entered into any “change in control” agreements with any of our named executive officers. However, under our equity compensation plans, in the event of a “change in control” (as defined in our equity compensation plans and related agreements), all outstanding stock options held by a named executive officer shall become immediately exercisable in full and, unless waived in advance of such change in control by our Board, such executive shall have the right to require us to pay, in cancellation of options, an amount equal to the product of (i) the excess of (a) the fair market value per share of the stock over (b) the option price times (ii) the number of shares of stock specified by such executive in a written notice to us. In addition, in the event of a “change in control,” all unvested shares of restricted stock held by a named executive officer shall immediately vest. The following tables disclose the value of unvested stock options that would have accelerated if a “change in control” had taken place on December 31, 2012, the last business day of 2012. To determine such value, we used the formula described above under “Stock-Based Awards.”
Restrictive Covenant Agreements
Our named executive officers have entered into restrictive covenants and other obligations as contained in various stock-based award agreements, confidentiality, non-solicitation/no-hire and non-compete agreements, and other similar agreements with us in connection with employment or the grant of stock-based awards. Generally, these restrictive covenants provide a restriction of one year in which the named executive officer may not perform certain activities within specified geographic regions. The competitive activities include generally (i) participating or owning an interest in an entity engaged in the auto business (as defined in the applicable agreement) or any other business of the type and character engaged in by us, (ii) employing any person that was employed by us within the prior six months or seeking to induce any such person to leave his or her employment, (iii) soliciting any customer to patronize any business in competition with our business, or (iv) requesting or advising our customers or vendors to withdraw, curtail, or cancel their business with us. In certain cases, the receipt of post-termination payments by our named executive officers is conditioned upon their compliance with these restrictive covenants. The following tables assume that each of our named executive officers would have complied with these agreements.
Receipt of Benefits
To the extent required in order to comply with Section 409A of the Code, certain payments that would otherwise be made during the six-month period immediately following the executive’s termination of employment may instead be paid on the first business day after the date that is six months following the executive’s “separation from service” within the meaning of Section 409A.
Description of Triggering Events
Termination for Cause (Employment Agreements)
Under our employment agreements with each of Messrs. Jackson and Maroone, termination for “cause” generally means termination because of (i) the executive’s breach of any of his covenants contained in the applicable employment agreement, (ii) the executive’s failure or refusal to perform the duties and responsibilities required to be performed by the executive under the terms of the applicable employment agreement, (iii) the executive’s willfully engaging in illegal conduct or gross misconduct in the performance of his duties hereunder (provided, that no act or failure to act shall be deemed “willful” if done, or omitted to be done, in good faith and with the reasonable belief that such action or omission was in our best interest), (iv) the executive’s commission of an act of fraud or dishonesty affecting us or the commission of an act constituting a felony, or (v) the executive’s violation of our policies in any material respect.
Termination for Cause (Equity Compensation Plans)
Under our equity compensation plans, termination for “cause” generally means termination because of (i) the executive’s conviction for commission of a felony or other crime, (ii) the commission by the executive of any act against us constituting willful misconduct, dishonesty, fraud, theft, or embezzlement, (iii) the executive’s failure, inability, or refusal to perform any of the material services, duties, or responsibilities required of him by us or to materially comply with the policies or procedures established from time to time by us, for any reason other than his illness or physical or mental incapacity, (iv) the executive’s dependence, as determined in good faith by us, on any addictive substance, including, but not limited to, alcohol or any illegal or narcotic drugs, (v) the destruction of or material damage to our property caused by the executive’s willful or grossly negligent conduct, and (vi) the willful engaging by the executive in any other conduct which is demonstrably injurious to us or our subsidiaries, monetarily or otherwise.
Termination for Good Reason
Under our employment agreements with each of Messrs. Jackson and Maroone, termination by Messrs. Jackson or Maroone for “good reason” generally means the occurrence of (i) a material change by us in the executive’s duties or responsibilities which would cause the executive’s position to become of materially and substantially less responsibility and importance than those associated with his duties or responsibilities as of the date of the applicable employment agreement, or (ii) a material breach of the applicable employment agreement by us, which breach is not cured within ten days after written notice is received by us.
Retirement
Retirement (as defined in our equity compensation plans) generally means the named executive officer’s termination of employment or other service from us or a subsidiary of ours after attainment of age 55 and completion of at least six years of service with us or a subsidiary of ours (disregarding any service with an entity prior to becoming a subsidiary or after ceasing to be a subsidiary).
Change in Control
Change in Control (as defined in our equity compensation plans) generally means if any person shall (i) acquire direct or indirect beneficial ownership of more than 50% of the total combined voting power with respect to the election of directors of our issued and outstanding stock (except that no change in control shall be deemed to have occurred if the persons who were our stockholders immediately before such acquisition own all or substantially all of the voting stock or other interests of such person immediately after such transaction), or (ii) have the power (whether as a result of stock ownership, revocable or irrevocable proxies, contract or otherwise) or ability to elect or cause the election of directors consisting at the time of such election of a majority of the Board. We have entered into agreements with our named executive officers (and other recipients of stock-based awards, including our non-employee directors) which provide that neither (A) the acquisition by ESL of either (x) direct or indirect beneficial ownership of 50% or more of our common stock or (y) direct or indirect beneficial ownership of more than 50% of total combined voting power with respect to the election of directors of our outstanding common stock nor (B) ESL having the power to (whether as a result of stock ownership, revocable or irrevocable proxies, contract or otherwise) or ability to elect or cause the election of directors consisting at the time of such election of a majority of the Board, shall constitute a Change in Control with respect to any stock-based award under any AutoNation equity compensation plan.
Mike Jackson

Mike Jackson	Termination for Cause	Voluntary Termination for Good Reason	Voluntary Termination Without Good Reason	Death or Disability	Retirement	Involuntary Termination Without Cause	Change in Control
Cash Severance	—	$2,656,040	—	—	—	$2,656,040	—
Deferred Bonus	—	$72,949	—	$72,949	—	$72,949	—
Acceleration of Unvested Stock Options	—	$5,109,851	$5,109,851	$5,109,851	$5,109,851	$5,109,851	$5,109,851
Post-Separation Health and Welfare Benefits	—	$16,032	—	—	—	$16,032	—
Termination for Cause
If we terminate Mr. Jackson’s employment for “cause,” he is not entitled to any payments triggered by the termination, and options held by Mr. Jackson on the date of termination, whether vested or unvested, will be canceled.
Voluntary Termination for Good Reason
If Mr. Jackson terminates his employment with us for “good reason,” as long as Mr. Jackson is in compliance with the restrictive covenants and confidentiality provision of his employment agreement and signs a reasonable and mutually acceptable severance agreement (including a release and a covenant of reasonable cooperation), he will be entitled to receive an amount equal to: (i) the sum of his then-current annual base salary plus annual bonus awarded to him in the calendar year prior to such termination of his employment, as well as (ii) the pro-rata portion (based on the portion of the calendar year actually served by Mr. Jackson) of his annual bonus to which he would have been entitled had his employment not been terminated, to the extent applicable performance targets are met. Payment of the amount due under clause (i) above would be made by us (by lump sum or otherwise) within 30 days following the termination (or at a later date, to the extent required to comply with Section 409A of the Code), and payment of the amount due under clause (ii) above would be made by us (in lump sum) at the same time as the annual bonuses for the relevant year are paid to our bonus-eligible employees (or at a later date, to the extent required to comply with Section 409A of the Code). Since the assumed date of termination is year-end, payment of the amount due under clause (ii) above (which was $2,055,126 for 2012, a portion of which was subject to the terms of Mr. Jackson’s deferred bonus program) is reflected under the “Non-Equity Incentive Plan Compensation” column in the “Summary Compensation Table,” and not as “Cash Severance” in the table above. In addition, unless he elects retirement treatment under our equity compensation plans, all vested stock options held by Mr. Jackson will survive and be exercisable for the remainder of their initial ten-year term, and all unvested stock options held by him will immediately vest on such termination and will survive and be exercisable for one year following such termination. Mr. Jackson and his dependents will also be entitled to continue to participate in our group health and welfare benefit plans for a period of 18 months following the termination at the same cost to Mr. Jackson as provided to him prior to termination (or we will procure and pay for comparable benefits during such time period).
The three-year deferred bonus program established for Mr. Jackson in 2010 provided that he would be entitled, prior to February 2013, to the amounts deferred thereunder in the event of his death or disability (as defined in Section 409A of the Code), if his employment was terminated without cause (as defined in his employment agreement), or if he terminated his employment for good reason (as defined in his employment agreement). In February 2013, the Subcommittee approved a new three-year deferred bonus program for Mr. Jackson similar to the one established in 2010. See “Compensation Discussion and Analysis - Annual Incentive Bonus.”

Voluntary Termination Without Good Reason
If Mr. Jackson terminates his employment with us without “good reason,” he is not entitled to any payments triggered by the termination. Since Mr. Jackson is eligible for “retirement” (as defined in our equity compensation plans), he would be entitled to the benefit described in the “Retirement” paragraph below.
Termination Due to Death or Disability
If Mr. Jackson’s employment is terminated due to death or disability (as defined in our equity compensation plans), all options held by Mr. Jackson at the time of termination shall become immediately vested and exercisable in full and shall remain exercisable until the earlier of the expiration date of the option or the third anniversary of the date of termination.
In addition, as noted above, if Mr. Jackson’s employment had terminated due to death or disability, he would have been entitled to any amounts deferred under the three-year deferred bonus program established for Mr. Jackson in 2010.
Retirement
In the event of Mr. Jackson’s retirement, all options held by Mr. Jackson at the time of termination shall become immediately vested and exercisable in full and shall remain exercisable until the earlier of the expiration date of the option or the third anniversary of the date of termination.
Involuntary Termination Without Cause
If we terminate Mr. Jackson’s employment without “cause,” as long as Mr. Jackson is in compliance with the restrictive covenants and confidentiality provision of his employment agreement and signs a reasonable and mutually acceptable severance agreement (including a release and a covenant of reasonable cooperation), he will be entitled to receive the same payments and other benefits as described in the first paragraph under “Voluntary Termination for Good Reason” above. In addition, if we had terminated Mr. Jackson’s employment without “cause,” he would have been entitled to any amounts deferred under the three-year deferred bonus program established for Mr. Jackson in 2010.
Material Conditions and Obligations
Mr. Jackson will be subject to the restrictive covenant agreements described under “General Assumptions - Restrictive Covenant Agreements” above.
Michael E. Maroone

Michael E. Maroone	Termination for Cause	Voluntary Termination for Good Reason	Voluntary Termination Without Good Reason	Death or Disability	Retirement	Involuntary Termination Without Cause	Change in Control
Cash Severance	—	$1,982,200	—	—	—	$1,982,200	—
Acceleration of Unvested Stock Options	—	$4,089,603	$4,089,603	$4,089,603	$4,089,603	$4,089,603	$4,089,603
Post-Separation Health and Welfare Benefits	—	$18,775	—	—	—	$18,775	—
Termination for Cause
If we terminate Mr. Maroone’s employment for “cause,” he is not entitled to any payments triggered by the termination, and options held by Mr. Maroone on the date of termination, whether vested or unvested, will be canceled.
Voluntary Termination for Good Reason
If Mr. Maroone terminates his employment with us for “good reason,” as long as Mr. Maroone is in compliance with the restrictive covenants and confidentiality provision of his employment agreement and signs a reasonable and mutually acceptable severance agreement (including a release and a covenant of reasonable cooperation), he will be entitled to receive an amount equal to: (i) the sum of his then-current annual base salary plus annual bonus awarded to him in the calendar year prior to such termination of his employment, as well as (ii) the pro-rata portion (based on the portion of the calendar year actually served by Mr. Maroone) of his annual bonus to which he would have been entitled had his employment not been terminated, to the extent applicable performance targets are met. Payment of the amount due under clause (i) above will be made by us (by lump sum or otherwise) within 30 days following the termination (or at a later date, to the extent required to comply with Section 409A of the Code), and payment of the amount due under clause (ii) above will be made by us (in lump sum) at the same time as the annual bonuses for the relevant year are paid to our bonus-eligible employees (or at a later date, to the extent required to comply with Section 409A of the Code). Since the assumed date of termination is year-end, payment of the amount due under clause (ii) above (which was $1,340,300 for 2012) is reflected under the “Non-Equity Incentive Plan Compensation” column in the “Summary Compensation Table,” not “Cash Severance” in the table above). Also, Mr. Maroone and his dependents will also be entitled to continue to participate in our group health and welfare benefit plans for a period of 18 months following the termination at the same cost to Mr. Maroone as provided to him prior to termination (or we will procure and pay for comparable benefits during such time period). Moreover, unless he elects retirement treatment under our equity compensation plans, all vested stock options held by Mr. Maroone will survive and be exercisable for the remainder of their initial ten-year term, and all unvested stock options held by him will immediately vest on such termination and will survive and be exercisable for one year following such termination.
Voluntary Termination Without Good Reason
If Mr. Maroone terminates his employment with us without “good reason,” he is not entitled to any payments triggered by the termination. Since Mr. Maroone is eligible for “retirement” (as defined in our equity compensation plans), he would be entitled to the benefit described in the “Retirement” paragraph below.
Termination Due to Death or Disability
If we terminate Mr. Maroone’s employment due to death or disability (as defined in our equity compensation plans), all options held by Mr. Maroone at the time of termination shall become immediately vested and exercisable in full and shall remain exercisable until the earlier of the expiration date of the option or the third anniversary of the date of termination.
Retirement
In the event of Mr. Maroone’s retirement, all options held by Mr. Maroone at the time of termination shall become immediately vested and exercisable in full and shall remain exercisable until the earlier of the expiration date of the option or the third anniversary of the date of termination.
Involuntary Termination Without Cause
If we terminate Mr. Maroone’s employment without “cause,” as long as Mr. Maroone is in compliance with the restrictive covenants and the confidentiality provision of his employment agreement and signs a reasonable and mutually acceptable severance agreement (including a release and a covenant of reasonable cooperation), he will be entitled to receive the same payments and other benefits as described in the “Voluntary Termination for Good Reason” paragraph above.
Material Conditions and Obligations
Mr. Maroone will be subject to the restrictive covenant agreements described under “General Assumptions - Restrictive Covenant Agreements” above.
Michael J. Short

Michael J. Short	Termination for Cause	Voluntary Termination	Death or Disability	Retirement	Involuntary Termination Without Cause	Change in Control
Cash Severance	—	—	—	—	—	—
Acceleration of Unvested Stock Options	—	—	$3,073,001	—	—	$3,073,001
Post-Separation Health and Welfare Benefits	—	—	—	—	—	—

Jonathan P. Ferrando

Jonathan P. Ferrando	Termination for Cause	Voluntary Termination	Death or Disability	Retirement	Involuntary Termination Without Cause	Change in Control
Cash Severance	—	—	—	—	—	—
Acceleration of Unvested Stock Options	—	—	$3,073,001	—	—	$3,073,001
Post-Separation Health and Welfare Benefits	—	—	—	—	—	—
Alan J. McLaren

Alan J. McLaren	Termination for Cause	Voluntary Termination	Death or Disability	Retirement	Involuntary Termination Without Cause	Change in Control
Cash Severance	—	—	—	—	—	—
Acceleration of Unvested Stock Options	—	—	$34,447	—	—	$34,447
Acceleration of Unvested Shares of Restricted Stock	—	—	$160,229	—	—	$160,229
Post-Separation Health and Welfare Benefits	—	—	—	—	—	—
Termination for Cause
If we terminate Messrs. Short’s, Ferrando’s, or McLaren’s employment for “cause,” they are not entitled to any payments triggered by the termination and options held by such executive on the date of termination, whether vested or unvested, will be canceled.
Voluntary Termination
If Messrs. Short, Ferrando, or McLaren voluntarily terminate their employment for any reason, they are not entitled to any payments triggered by the termination and any options held by them, to the extent exercisable on the date of termination, shall remain exercisable until the earlier of the expiration date of the options or sixty days following the date of termination.
Termination Due to Death or Disability
If Messrs. Short’s, Ferrando’s, or McLaren’s employment is terminated because of death or disability (as defined in our equity compensation plans), they are not entitled to any payments triggered by the termination, and any shares of restricted stock held by them shall become immediately vested, and any unvested options held by them shall become immediately vested and exercisable in full and shall remain exercisable until the earlier of the expiration date of the option or the third anniversary of the date of termination.
Retirement
In the event of Messrs. Short’s, Ferrando’s, or McLaren’s retirement, they will be entitled to receive the same payments and other benefits as described under the section “Voluntary Termination” above. Messrs. Short, Ferrando, and McLaren were not at December 31, 2012 and are not currently eligible for retirement treatment under our equity compensation plans.
Involuntary Termination Without Cause
If we terminate Messrs. Short’s, Ferrando’s, or McLaren’s employment without “cause,” they are not entitled to any payments triggered by the termination, and options held by them, to the extent exercisable on the date of termination, shall remain exercisable until the earlier of the expiration date of the options or 60 days following the date of termination.
Material Conditions and Obligations
Messrs. Short, Ferrando, and McLaren will be subject to the restrictive covenant agreements described under “General Assumptions - Restrictive Covenant Agreements” above.

EMPLOYMENT AGREEMENTS
We have employment agreements with Mike Jackson and Michael E. Maroone. Summaries of these employment agreements are set forth below.
Mike Jackson
On July 20, 2010, we entered into an employment agreement with Mr. Jackson pursuant to which he serves as our Chairman and Chief Executive Officer. The agreement, which expires on September 24, 2013 (subject to earlier termination in certain circumstances), effectively extends Mr. Jackson’s prior employment agreement and provides for a continuation of his base salary of $1,150,000 per year, subject to future increases as determined by the Compensation Committee (or the Executive Compensation Subcommittee, as applicable). Mr. Jackson’s employment agreement also provides for his participation in the AutoNation, Inc. Senior Executive Incentive Bonus Plan, with bonus eligibility (which shall be no less than 133 1/3% of his base salary) and performance objectives as established by the Executive Compensation Subcommittee during the first quarter of each year. A portion of the bonus awards under the AutoNation, Inc. Senior Executive Incentive Bonus Plan are payable to Mr. Jackson on a deferred basis (without interest), subject to certain terms and conditions. The agreement provides that Mr. Jackson will participate in our stock option program during each year of his employment at the discretion of the Executive Compensation Subcommittee. Under the terms of the agreement, if we terminate Mr. Jackson’s employment for any reason other than “cause,” or if he terminates his employment with us for “good reason” (each as defined in the employment agreement), he is entitled to receive an amount equal to the sum of his then-current annual base salary plus annual bonus awarded to him in the calendar year prior to such termination of his employment, as well as the pro-rata portion of his annual bonus to which he would have been entitled had his employment not been terminated, to the extent applicable performance targets are met. Additionally, if we terminate Mr. Jackson’s employment without cause or if he terminates his employment for good reason, unless he elects retirement treatment under our equity compensation plans, all vested stock options held by him will survive and be exercisable for the remainder of their initial ten-year term and all unvested stock options held by him will immediately vest on such termination and will survive and be exercisable for one year following such termination. The agreement also contains non-competition covenants and provides that Mr. Jackson is entitled to certain benefits during his employment, including limited personal use of our corporate aircraft.
Michael E. Maroone
On July 20, 2010, we entered into an employment agreement with Michael E. Maroone pursuant to which he serves as our President and Chief Operating Officer. The agreement, which expires on December 31, 2013 (subject to earlier termination in certain circumstances), effectively extends Mr. Maroone’s prior employment agreement and provides for a continuation of his base salary of $1,000,000 per year, subject to future increases as determined by the Compensation Committee (or the Executive Compensation Subcommittee, as applicable). The employment agreement also provides for Mr. Maroone’s participation in the AutoNation, Inc. Senior Executive Incentive Bonus Plan, with bonus eligibility (which shall be no less than 100% of his base salary) and performance objectives as established by the Executive Compensation Subcommittee during the first quarter of each year. The agreement provides that Mr. Maroone will participate in our stock option program during each year of his employment at the discretion of the Executive Compensation Subcommittee. Under the terms of the agreement, if we terminate Mr. Maroone’s employment for any reason other than “cause,” or if he terminates his employment with us for “good reason” (each as defined in the employment agreement), he is entitled to receive an amount equivalent to his then-current annual base salary plus annual bonus awarded to him in the calendar year prior to such termination of his employment. In such circumstances, Mr. Maroone would also be entitled to receive the pro-rata portion of his annual performance bonus applicable to the period prior to the termination of his employment, provided that the applicable performance targets are met. Additionally, if we terminate Mr. Maroone’s employment without cause or if he terminates his employment for good reason, unless he elects retirement treatment under our equity compensation plans, all vested stock options held by him will survive and be exercisable for the remainder of their initial ten-year term and all unvested stock options held by him will immediately vest on such termination and will survive and be exercisable for one year following such termination. The agreement also contains non-competition covenants and provides that Mr. Maroone is entitled to certain benefits during his employment, including limited personal use of our corporate aircraft.

AUDIT COMMITTEE REPORT
The following statement made by our Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate such statement by reference.
During 2012, our Audit Committee consisted of Robert R. Grusky (Chair), Robert J. Brown, David B. Edelson, and Alison H. Rosenthal.
The Board has determined that each Audit Committee member has the requisite independence and other qualifications for audit committee membership under SEC rules, the listing standards of the NYSE, our Audit Committee Charter, and the independence standards set forth in our Corporate Governance Guidelines. The Board has also determined that each of Mr. Grusky and Mr. Edelson is an “audit committee financial expert” as defined under Item 407(d)(5) of Regulation S-K under the Securities Exchange Act of 1934, as amended. As more fully described below, in carrying out its responsibilities, the Audit Committee looks to management and AutoNation’s independent registered public accounting firm. The Audit Committee members are not professionally engaged in the practice of accounting or auditing. The Audit Committee operates under a written charter that is reviewed annually and is available at investors.autonation.com.
Our primary function is to assist the Board in fulfilling its oversight responsibilities by reviewing AutoNation’s financial reporting, audit processes, systems of internal control over financial reporting, and disclosure controls. Management is responsible for the Company’s financial statements and the financial reporting process, including the system of internal control over financial reporting. We also monitor the preparation by management of the Company’s quarterly and annual financial statements. KPMG LLP, AutoNation’s independent registered public accounting firm, is accountable to us and is responsible for expressing an opinion as to whether the consolidated financial statements present fairly, in all material respects, the financial position, results of operations, and cash flows of AutoNation in conformity with generally accepted accounting principles in the United States. KPMG LLP also is responsible for auditing and reporting on internal control over financial reporting. We are solely responsible for selecting and reviewing the performance of AutoNation’s independent registered public accounting firm and, if we deem appropriate in our sole discretion, terminating and replacing the independent registered public accounting firm. We also are responsible for reviewing and approving the terms of the annual engagement of AutoNation’s independent registered public accounting firm, including the scope of audit and non-audit services to be provided by the independent registered public accounting firm and the fees to be paid for such services, and discussing with the independent registered public accounting firm any relationships or services that may impact the objectivity and independence of the independent registered public accounting firm.
In fulfilling our oversight role, we met and held discussions, both together and separately, with the Company’s management and KPMG LLP. Management advised us that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and we reviewed and discussed the consolidated financial statements and key accounting and reporting issues with management and KPMG LLP, both together and separately, in advance of the public release of operating results and filing of annual or quarterly reports with the SEC. We discussed with KPMG LLP matters deemed significant by KPMG LLP, including those matters required to be discussed pursuant to Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, and reviewed a letter from KPMG LLP disclosing such matters.

KPMG LLP also provided us with the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and we discussed with KPMG LLP matters relating to their independence and considered whether their provision of certain non-audit services is compatible with maintaining their independence. In the letter, KPMG LLP confirmed its independence, and we determined that the KPMG LLP’s provision of non-audit services to AutoNation is compatible with maintaining their independence. We also reviewed a report by KPMG LLP describing the firm’s internal quality-control procedures and any material issues raised in the most recent internal quality-control review or external peer review or inspection performed by the Public Company Accounting Oversight Board.
Based on our review with management and KPMG LLP of AutoNation’s audited consolidated financial statements and KPMG LLP’s report on such financial statements, and based on the discussions and written disclosures described above and our business judgment, we recommended to the Board of Directors that the audited consolidated financial statements be included in AutoNation’s Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the SEC.
Audit Committee:
Robert R. Grusky, Chair
Robert J. Brown
David B. Edelson
Alison H. Rosenthal

ITEMS TO BE VOTED ON
PROPOSAL 1: ELECTION OF DIRECTORS
Upon the recommendation of the Corporate Governance and Nominating Committee, our Board has nominated each of the following ten persons to stand for election for a new term expiring at the 2014 Annual Meeting of Stockholders or until their successors are duly elected and qualified: Mike Jackson, Robert J. Brown, Rick L. Burdick, David B. Edelson, Robert R. Grusky, Michael Larson, Michael E. Maroone, Carlos A. Migoya, G. Mike Mikan, and Alison H. Rosenthal. Each of the nominees is willing and able to serve as a director of AutoNation. See “Board of Directors and Corporate Governance - Directors” for information regarding each of the director nominees. Based on Mr. Crowley’s decision not to stand for re-election and on the recommendation of the Corporate Governance and Nominating Committee, the Board has decided to reduce the size of our Board of Directors from 11 to 10 members effective upon completion of the Annual Meeting. Proxies cannot be voted for a greater number of persons than the number of nominees named in this proxy statement.
Recommendation of the Board
The Board recommends that you vote “FOR” the election of each of the persons nominated by the Board.
PROPOSAL 2: RATIFICATION OF THE SELECTION OF
OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of our Board of Directors has selected KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2013. KPMG LLP has served us in this capacity since May 6, 2003. If the selection of KPMG LLP as our independent registered public accounting firm is not ratified by our stockholders, the Audit Committee will re-evaluate its selection, taking into consideration the stockholder vote on the ratification. However, the Audit Committee is solely responsible for selecting and terminating our independent registered public accounting firm, and may do so at any time at its discretion. A representative of KPMG LLP is expected to attend the Annual Meeting and be available to respond to appropriate questions. The representative also will be afforded an opportunity to make a statement, if he or she desires to do so.
Auditor Fees and Services
The following table shows the fees for audit and other services provided by KPMG LLP for fiscal years 2011 and 2012.

Fee Category	2011	2012
Audit Fees	$2,242,970	$2,329,800
Audit-Related Fees	70,000	70,000
Tax Fees	—	—
All Other Fees	1,650	1,650
Total Fees	$2,314,620	$2,401,450
Ratio of Tax and All Other Fees to Audit and Audit-Related Fees	0.00:1	0.00:1
Percentage of Aggregate Fees which were Audit or Audit-Related	100%	100%
Audit Fees. This category includes fees billed for professional services rendered by KPMG LLP for the audit of our financial statements, audit of our internal control over financial reporting, review of the financial statements included in our Form 10-Q quarterly reports, and services that are normally provided by the independent registered public accounting firm in connection with statutory or regulatory filings or engagements, including comfort letters and consents issued in connection with SEC filings.
Audit-Related Fees. This category consists of fees billed for the audit of the financial statements of our 401(k) Plan in 2011 and 2012.

Tax Fees. No tax fees were billed by KPMG LLP in 2011 or 2012.

All Other Fees. This category consists of fees billed for our use of KPMG’s online technical research service.
Policy for Approval of Audit and Permitted Non-Audit Services
Our Audit Committee’s policies require pre-approval of all audit and permissible non-audit services provided by our independent registered public accounting firm other than services permitted under the de minimis exception under applicable SEC rules (which are approved by our Audit Committee prior to our independent registered public accounting firm’s completion of its annual audit). Under our Audit Committee’s policies, pre-approval generally is detailed as to the particular service or category of services and is subject to a specific budget. Under our Audit Committee’s policies, all tax planning services and services that do not constitute audit, audit-related, or tax-compliance services are subject to a formal bidding process and may not be provided by our independent registered public accounting firm unless our Audit Committee concludes that such services may be provided most effectively or economically by our independent registered public accounting firm and that the independence of our registered public accounting firm would not be affected adversely by the provision of such services. Our Audit Committee has delegated to its Chair the authority to approve, within guidelines and limits established by the Committee, specific services to be provided by our independent registered public accounting firm and the fees to be paid. Any such approval must be reported to the Audit Committee at the next scheduled meeting. As required by Section 10A of the Exchange Act, our Audit Committee pre-approved all audit and non-audit services provided by our independent registered public accounting firm during 2011 and 2012, and the fees paid for such services.
Recommendation of the Board
The Board recommends that you vote “FOR” the ratification of the selection of KPMG LLP as our independent registered public accounting firm for us and our subsidiaries for 2013.

PROPOSAL 3: STOCKHOLDER PROPOSAL
The stockholder proposal set forth below was submitted to the Company by John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, California 90278, a purported owner of “no less than” 100 shares of our common stock, or approximately 0.0001% of our outstanding shares. Mr. Chevedden’s proposal is printed below verbatim, and we have not endeavored to correct any false, inaccurate, or misleading statements or typographical errors that may be contained therein. Mr. Chevedden has advised the Company that he intends to present the following resolution at our Annual Meeting. However, it should be noted that although Mr. Chevedden has attempted to make, or made, stockholder proposals to the Company every year since 2001, he has never personally attended an annual meeting to present one of his proposals. The Company is not responsible for the contents of this proposal or the supporting statement. Our Board has recommended a vote against the proposal for the reasons set forth following the proposal.
“3 - Special Shareowner Meeting Rights
Resolved, Shareowners ask our board to take the steps necessary unilaterally (to the fullest extent permitted by law) to amend our bylaws and each appropriate governing document to give holders of 10% of our outstanding common stock (or the lowest percentage permitted by law above 10%) the power to call a special shareowner meeting.
This includes that such bylaw and/or charter text will not have any exclusionary or prohibitive language in regard to calling a special meeting that apply only to shareowners but not to management and/or the board (to the fullest extent permitted by law). This proposal does not impact our board's current power to call a special meeting.
Special meetings allow shareowners to vote on important matters, such as electing new directors that can arise between annual meetings. Shareowner input on the timing of shareowner meetings is especially important when events unfold quickly and issues may become moot by the next annual meeting. This proposal topic won more than 60% support at CVS, Sprint and Safeway.
This proposal should also be evaluated in the context of our Company’s overall corporate governance as reported in 2012:
The GMI/Corporate Library, an independent investment research firm, said AutoNation was controlled by ESL Investments, Inc., which held more than 52% of our outstanding stock. Shareholder returns were negative 3% (-) over one-year compared to positive returns for the S&P 500 and our industry peers.
William Crowley, Michael Jackson and Rick Burdick had 10 to 21 years long-tenure which could erode director independence so valued for a board of directors. Total pay for Michael Jackson was $15 million. Robert Brown was past age 77. Robert Grusky and William Crowley received by far our highest negative votes and yet held 3 seats on our most important board committees. Inside-related directors controlled the majority of the seats on our most important board committees. Each of our outside directors had no other significant current director experience.
Please encourage our board to respond positively to this proposal to strengthen our corporate governance:
Special Shareowner Meeting Rights - Proposal 3”

Board of Directors’ Response
Under our by-laws, a special meeting of stockholders may be called at any time by the Board of Directors. This by-law provision conforms to the requirements of the Delaware General Corporation Law, and is an appropriate corporate governance provision because it
•enables the orderly conduct of our business,
•affords the Board of Directors ample notice and opportunity to respond to proposals, and

•	allows our directors, according to their fiduciary obligations, to exercise their business judgment to determine when it is in the best interests of stockholders to convene a special meeting.

The Board does not believe it is appropriate to enable holders of only ten percent (a small minority of stockholders) of our common stock to have an unlimited ability to call special meetings for any purpose at any time. Enabling the holders of only ten percent of the Company’s outstanding stock to call special meetings could subject the Company and the Board to disruption from stockholder activists or special interest groups with an agenda not in the best interests of the Company or long-term stockholders. Additionally, special meetings could impose substantial administrative and financial burdens on the Company and could significantly disrupt the conduct of the Company’s business.
For a company with as many stockholders as AutoNation, a special meeting of stockholders is a very expensive and time-consuming affair because of the legal costs associated with preparing required disclosure documents and the related printing and mailing costs. Additionally, preparing for stockholder meetings requires significant time and attention of the Board of Directors, members of senior management and significant employees, diverting their attention away from performing their primary function which is to operate the business of the Company in the best interests of our stockholders. Calling special meetings of stockholders is not a matter to be taken lightly, and special meetings should be extraordinary events that only occur when either fiduciary obligations or strategic concerns require that the matters to be addressed cannot wait until the next annual meeting.
Because each director is elected annually, our directors are already accountable to the Company’s stockholders. The Board also believes that the current timing and process set forth in our by-laws to allow stockholders to submit a proposal and bring a matter to an annual meeting for a vote is an effective means for stockholders to voice their concerns, as well as an efficient use of the Company’s resources. The timing and process to submit a proposal for the 2014 Annual Meeting is described on page 14 of this proxy statement. Furthermore, our by-laws permit stockholders to act by written consent at any time in lieu of a meeting.
Mr. Chevedden has previously presented similar stockholder proposals, and they have been soundly rejected by AutoNation stockholders. Approximately 66%, 82%, 86%, 87%, and 84% of the votes cast in 2007, 2008, 2009, 2010, and 2011, respectively, voted against these proposals.
We also note that Mr. Chevedden, a purported owner of no less than 100 shares, or approximately 0.0001%, of our common stock and a stockholder proponent that sends out stockholder proposals to a large number of companies every year, has been sending stockholder proposals to the Company since 2001, none of which have received a majority stockholder vote. Instead, each time one of his stockholder proposals has been presented at an Annual Meeting of AutoNation stockholders, our stockholders have soundly rejected it. Further, at each of the last seven Annual Meetings of AutoNation stockholders, rather than presenting the stockholder proposal himself, a representative of the International Association of Machinists and Aerospace Workers (the “Machinists”) presented the stockholder proposal from Mr. Chevedden on his behalf. It is not clear to us what the nature of Mr. Chevedden’s relationship is with the Machinists or what his or the Machinists’ motivations are in making stockholder proposals, but we do know that the Machinists have been attempting to organize automotive dealership service technicians, including some of ours, for many years. While we do not ascribe improper motivations to Mr. Chevedden or the Machinists, we do not believe it is appropriate to make stockholder proposals based on personal or special interests - such as a desire to organize Company employees - or grievances against the Company that are not shared by stockholders as a whole.
Recommendation of the Board
The Board recommends that you vote “AGAINST” this stockholder proposal.
PROPOSAL 4: STOCKHOLDER PROPOSAL
The proposal set forth below was submitted to the Company by the Board of Trustees of the International Brotherhood of Electrical Workers’ Pension Benefit Fund (referred to as the “Fund”), 900 Seventh Street, NW, Washington, D.C. 2001, a purported owner of 695 shares of our common stock, or approximately 0.001% of our outstanding shares. The Fund’s proposal is printed below verbatim, and we have not endeavored to correct any false, inaccurate, or misleading statements or typographical errors that may be contained therein. The Fund has advised the Company that it intends to present the following resolution at our Annual Meeting. The Company is not responsible for the contents of this proposal or the supporting statement. Our Board has recommended a vote against the proposal for the reasons set forth following the proposal.

“RESOLVED: The shareholders ask the board of directors to adopt a policy that in the event of a change in control (as defined under any applicable employment agreement, equity incentive plan or other plan), there shall be no acceleration of vesting of any equity award granted to any senior executive, provided, however, that the board's Compensation Committee may provide in an applicable grant or purchase agreement that any unvested award will vest on a partial, pro rata basis up to the time of the senior executive's termination, with such qualifications for an award as the Committee may determine.
For purposes of this Policy, “equity award” means an award granted under an equity incentive plan as defined in Item 402 of the SEC’s Regulation S-K, which addresses executive compensation. This resolution shall be implemented so as not affect any contractual rights in existence on the date this proposal is adopted.
SUPPORTING STATEMENT: AutoNation (the “Company”) allows senior executives to receive an accelerated award of unearned equity under certain conditions after a change of control of the Company. We do not question that some form of severance payments may be appropriate in that situation. We are concerned, however, that current practices at the Company may permit windfall awards that have nothing to do with a senior executive’s performance.
According to last year’s proxy statement, a change-in-control at the end of the 2011 fiscal year could have accelerated the vesting of $23.8 million worth of long-term equity to AutoNation’s five senior executives, with Mr. Jackson, the Chairman and CEO, entitled to $7.9 million.
In this regard, we note that AutoNation uses a “single trigger” mechanism to determine eligibility for accelerated vesting, meaning the executives are entitled to the accelerated awards even if there is no termination in employment.
We are unpersuaded by the argument that executives somehow “deserve” to receive unvested awards. To accelerate the vesting of unearned equity on the theory that an executive was denied the opportunity to earn those shares seems inconsistent with a “pay for performance” philosophy worthy of the name.
We do believe, however, that an affected executive should be eligible to receive an accelerated vesting of equity awards on a pro rata basis as of his or her termination date, with the details of any pro rata award to be determined by the Compensation Committee.
Other major corporations, including Apple, Chevron, Dell, ExxonMobil, IBM, Intel, Microsoft, and Occidental Petroleum, have limitations on accelerated vesting of unearned equity, such as providing pro rata awards or simply forfeiting unearned awards.
We urge you to vote FOR this proposal.”

Board of Directors’ Response
As further described elsewhere in this Proxy Statement, the Compensation Committee oversees the development and administration of the Company’s equity-based compensation programs. The Committee’s objectives in administering the Company’s compensation program for senior executive officers are to ensure that we are able to attract and retain highly-skilled executives and to provide a compensation program that incentivizes management to optimize business performance, deploy capital productively, and increase long-term stockholder value.
The Board believes that the Committee, which is comprised of four independent, non-management directors, needs to be in a position to develop executive compensation principles and practices that reflect market conditions and are in the best interests of the Company’s stockholders. To do that, the Committee must have the flexibility and latitude to structure effective and competitive compensation programs that foster achievement of the strategic, operational and financial goals of the Company. A rigid policy such as the one advocated by the Fund would place the Company at a competitive disadvantage in recruiting, retaining, and motivating executive officers and would not be in the best interests of the Company’s stockholders.
The Committee and the Board believe that the current structure of the Company’s executive compensation program, including the provisions for the accelerated vesting of executive officer equity awards upon a triggering event, is appropriate and effective, is consistent with the Company’s compensation philosophy, and is in the best interests of the Company and its stockholders.

We also note that the Fund, a purported owner of 695 shares of our common stock, or approximately 0.001% of our outstanding shares, has been sending stockholder proposals to the Company since 2008, none of which have received a majority stockholder vote. Instead, each time one of the Fund’s stockholder proposals has been presented at an annual meeting of AutoNation stockholders, our stockholders have soundly rejected it. We do not believe that the Fund’s interests are aligned with the interests of our stockholders as a whole.
Recommendation of the Board
The Board recommends that you vote “AGAINST” this stockholder proposal.
PROPOSAL 5: STOCKHOLDER PROPOSAL
The stockholder proposal set forth below was submitted to the Company by the Comptroller of the State of New York, as sole Trustee of the New York State Common Retirement Fund and the administrative head of the New York State and Local Employees’ Retirement System and the New York State Police and Fire Retirement System (the “Comptroller”), 633 Third Avenue, 31st Floor, New York, NY 10017. The New York State Common Retirement Fund is a purported owner of 164,031 shares of our common stock, or approximately 0.1% of our outstanding shares. The Comptroller’s proposal is printed below verbatim, and we have not endeavored to correct any false, inaccurate, or misleading statements or typographical errors that may be contained therein. The Comptroller has advised the Company that he intends to present the following resolution at our Annual Meeting. The Company is not responsible for the contents of this proposal or the supporting statement. Our Board has recommended a vote against the proposal for the reasons set forth following the proposal.
“Resolved, that the shareholders of AutoNation (“Company”) hereby request that the Company provide a report, updated semiannually, disclosing the Company’s:
1.    Policies and procedures for making, with corporate funds or assets, contributions and expenditures (direct or indirect) to (a) participate or intervene in any political campaign on behalf of (or in opposition to) any candidate for public office, or (b) influence the general public, or any segment thereof, with respect to an election or referendum.
2.    Monetary and non-monetary contributions and expenditures (direct and indirect) used in the manner described in section 1 above, including:
a. The identity of the recipient as well as the amount paid to each; and
b. The title(s) of the person(s) in the Company responsible decision-making.
The report shall be presented to the board of directors or relevant board committee and posted on the Company’s website.
Stockholder Supporting Statement
As long-term shareholders of AutoNation, we support transparency and accountability in corporate spending on political activities. These include any activities considered intervention in any political campaign under the Internal Revenue Code, such as direct and indirect political contributions to candidates, political parties, or political organizations; independent expenditures; or electioneering communications on behalf of federal, state or local candidates.
Disclosure is consistent with public policy, in the best interest of the company and its shareholders, and critical for compliance with federal ethics laws. Moreover, the Supreme Court’s Citizens United decision recognized the importance of political spending disclosure for shareholders when it said, “[D]isclosure permits citizens and shareholders to react to the speech of corporate entities in a proper way. This transparency enables the electorate to make informed decisions and give proper weight to different speakers and messages.” Gaps in transparency and accountability may expose the company to reputational and business risks that could threaten long-term shareholder value.
AutoNation contributed at least $278,169 in corporate funds since the 2002 election cycle. (CQ: http://moneyline.cq.com and National Institute on Money in State Politics: http://www.followthemoney.org)

However, relying on publicly available data does not provide a complete picture of the Company’s political spending. For example, the Company’s payments to trade associations used for political activities are undisclosed and unknown. In some cases, even management does not know how trade associations use their company’s money politically. The proposal asks the Company to disclose all of its political spending, including payments to trade associations and other tax exempt organizations used for political purposes. This would bring our Company in line with a growing number of leading companies, including Exelon, Merck and Microsoft that support political disclosure and accountability and present this information on their websites.
The Company’s Board and its shareholders need comprehensive disclosure to be able to fully evaluate the political use of corporate assets. We urge your support for this critical governance reform.”

Board of Directors’ Response
The Company believes it has a responsibility to its shareholders, employees, and customers to be engaged in the political process to both protect and promote shared interests. The Company seeks to be an effective participant in the political process by making prudent political contributions consistent with federal, state, and local laws. These activities are subject to extensive regulation at the federal, state, and local levels.
Federal law currently prohibits corporations from making contributions directly to candidates for federal office and to national party committees. As a result, the Company does not make such contributions. Some of the Company’s employees voluntarily fund a political action committee (the “AutoNation PAC”) that makes political contributions to state and federal candidates, political party committees, and/or political action committees. The activities of the AutoNation PAC are subject to comprehensive regulation by the federal government, including detailed disclosure requirements. The AutoNation PAC files quarterly reports of receipts and disbursements with the Federal Election Commission (the “FEC”), as well as pre-election and post-election FEC reports.
In certain states, the Company is permitted to make political contributions to state candidates, political parties and/or political action committees. All such contributions are required to be disclosed either by the recipient or by the donor in accordance with applicable state laws. As such, information regarding political contributions made by the Company to state candidates, political parties, and/or political action committees is publicly available.
The Company also belongs to certain federal and state trade associations and organizations, some of which may engage in efforts to influence elections. Their efforts in this regard are subject to reporting requirements under federal and state laws.
The Board has considered the proposal and has determined that producing the report requested by this proposal would be burdensome and an unnecessary use of the Company’s resources without a commensurate benefit, as these contributions and expenditures are subject to existing disclosure requirements. While we do not ascribe improper motivations to the Comptroller or the New York State Common Retirement Fund, we do not believe it is appropriate to make stockholder proposals based on personal or special interests - such as a desire to further a political agenda (e.g., pro-labor union) separate from that of the Company. Accordingly, the Board does not believe that such additional disclosure is in the best interests of the Company and its stockholders.
Recommendation of the Board
The Board recommends that you vote “AGAINST” this stockholder proposal.

OTHER MATTERS
We are not aware of any other matters that will be properly brought before the Annual Meeting. However, if any additional matters are properly brought before the Annual Meeting, Messrs. Jackson and Ferrando will vote as recommended by our Board of Directors or, if no recommendation is given, in accordance with their judgment. Messrs. Jackson and Ferrando were designated to be your proxies by our Board of Directors.
HOUSEHOLDING; AVAILABILITY OF ANNUAL REPORT AND PROXY STATEMENT
The SEC permits companies and intermediaries, such as a brokerage firm or a bank, to satisfy the delivery requirements for Notices and proxy materials with respect to two or more stockholders sharing the same address by delivering only one Notice or set of proxy materials to that address. This process, which is commonly referred to as “householding,” can effectively reduce our printing and postage costs.
Certain of our stockholders whose shares are held in street name and who have consented to householding will receive only one Notice or set of proxy materials per household. If you would like to receive a separate Notice or set of proxy materials in the future, or if your household is currently receiving multiple copies of the same items and you would like to receive only a single copy at your address in the future, please contact Householding Department by mail at 51 Mercedes Way, Edgewood, NY 11717 or by telephone at 1-800-542-1061 and indicate your name, the name of each of your brokerage firms or banks where your shares are held, and your account numbers.
If you would like to receive a copy of our 2012 Annual Report or this proxy statement, please contact our Investor Relations by mail at Investor Relations, AutoNation, Inc., 200 SW 1st Ave, Fort Lauderdale, FL 33301 or by telephone at (954) 769-7342, and we will send a copy to you without charge. Please note, however, that if you wish to receive a paper proxy card or other proxy materials for the purpose of the Annual Meeting, you should follow the instructions included in the Notice of Internet Availability of Proxy Materials.
DIRECTIONS TO THE 2013 ANNUAL MEETING OF STOCKHOLDERS OF AUTONATION, INC.
The 2013 Annual Meeting of Stockholders of AutoNation, Inc. will be held at the Four Seasons Hotel Atlanta, located at 75 14th Street NE, Atlanta, Georgia 30309, on Wednesday, May 8, 2013, at 8:00 a.m. Eastern Time. We have set forth below directions to the Four Seasons Hotel Atlanta.
Arriving at the Hotel from Interstate 75 or 85 traveling northbound
Follow Interstate 75/85 north to exit 250 (10th Street/14th Street). Stay straight to go onto Williams Street NW. Take the third right onto 14th Street NW. Hotel will be on the right 0.3 miles ahead.
Arriving at the Hotel from Interstate 75 traveling southbound
Follow Interstate 75 south to exit 250 (17th Street/14th Street/10th Street). Keep left and take ramp towards 14th Street. Turn left onto 14th Street NW and continue 0.4 Miles. Hotel will be on the right.
Arriving at the Hotel from Interstate 85 traveling southbound
Follow Interstate 85 south to exit 84 (17th Street/14th Street/10th Street). Keep left and take ramp towards 14th Street. Turn left onto 14th Street NW and continue 0.4 Miles. Hotel will be on the right.

AutoNation

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 7, 2013.

Vote by Internet

- Go to **www.envisionreports.com/an**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed below and FOR Proposal 2.

1. Election of Directors:

Nominee	For	Against	Abstain
01 - Mike Jackson	☐	☐	☐
02 - Robert J. Brown	☐	☐	☐
03 - Rick L. Burdick	☐	☐	☐
04 - David B. Edelson	☐	☐	☐
05 - Robert R. Grusky	☐	☐	☐
06 - Michael Larson	☐	☐	☐
07 - Michael E. Maroone	☐	☐	☐
08 - Carlos A. Migoya	☐	☐	☐
09 - G. Mike Mikan	☐	☐	☐
10 - Alison H. Rosenthal	☐	☐	☐

	For	Against	Abstain
2. Ratification of the selection of KPMG LLP as the Company's independent registered public accounting firm for 2013.	☐	☐	☐

The Board of Directors recommends a vote AGAINST Proposals 3, 4 and 5.

	For	Against	Abstain
3. Adoption of stockholder proposal regarding special meetings.	☐	☐	☐
4. Adoption of stockholder proposal regarding equity awards.	☐	☐	☐
5. Adoption of stockholder proposal regarding political contributions.	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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AutoNation, Inc.
2013 Annual Meeting of Stockholders
Wednesday, May 8, 2013, 8:00 A.M. Eastern Time
Four Seasons Hotel Atlanta
75 14th Street NE
Atlanta, GA 30309
Upon arrival, please present this admission ticket and photo identification at the registration desk.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — AutoNation, Inc.

This proxy is solicited on behalf of the Board of Directors of AutoNation, Inc.

Mike Jackson and Jonathan P. Ferrando, each with power of substitution, are hereby authorized to vote all shares of common stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of AutoNation, Inc. to be held on May 8, 2013, or any postponements or adjournments thereof, as indicated on the reverse side.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES, FOR PROPOSAL 2 AND AGAINST PROPOSALS 3, 4 AND 5. As to any other matter, the proxy holders shall vote as recommended by our Board of Directors or, if no recommendation is given, in their own discretion.

The undersigned hereby acknowledges receipt of the Proxy Statement and the Annual Report for the fiscal year ended December 31, 2012 furnished herewith.

PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY CARD USING THE ENCLOSED POSTAGE-PAID ENVELOPE.

(Continued and to be signed on reverse side)

C Non-Voting Items

Change of Address — Please print new address below.